Exhibit 99.1

Management's Report on Internal Control Over Financial Reporting

      Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

      Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, our management concluded that as of December 31, 2004, our internal control over financial reporting was effective based on those criteria.

      Our management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Proxim Corporation:

      We have completed an integrated audit of Proxim Corporation's 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows, and of stockholders' equity (deficit) present fairly, in all material respects, the financial position of Proxim Corporation and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred substantial losses and negative cash flows from operations, and had an accumulated deficit of $497.5 million as of December 31, 2004. In addition, the Company is required to pay royalty payments of $12.5 million in the next four quarters in connection with the litigation settlement with Symbol Technologies Inc. In addition, the Company may be required to repay $10.0 million of bridge loan plus accrued interest on June 30, 2005, the maturity date of the bridge loan, in the event the bridge loan has not been converted to the Company's common stock earlier. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Internal control over financial reporting

      Also, in our opinion, management's assessment, included in Management's Report on Internal Control Over Financial Reporting appearing under Exhibit 99.1, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control -- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control -- Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

      A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;
(ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.


/s/ PricewaterhouseCoopers LLP

San Jose, California
March 15, 2005, except for the sixth paragraph of Note 1, as to which the date is October 11, 2005

                               PROXIM CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share and per share data)

                                                                                                    December 31,
                                                                                               ----------------------
                                                                                                  2004         2003
                                                                                               ---------    ---------
Assets
Current assets:
   Cash and cash equivalents ...............................................................   $  16,003    $  19,756
   Accounts receivable, net ................................................................       6,050       13,961
   Inventory ...............................................................................      13,020       19,939
   Other current assets ....................................................................       2,238        5,301
                                                                                               ---------    ---------

     Total current assets ..................................................................      37,311       58,957

Property and equipment, net ................................................................       5,981        7,522
Goodwill ...................................................................................       9,726        9,726
Intangible assets, net .....................................................................      10,184       40,333
Restricted cash ............................................................................          20        1,254
Other assets ...............................................................................         385        2,316
                                                                                               ---------    ---------

     Total assets ..........................................................................   $  63,607    $ 120,108
                                                                                               =========    =========

Liabilities, Mandatorily Redeemable Convertible Preferred Stock And Stockholders' Deficit
Current liabilities:
   Accounts payable ........................................................................   $   8,440    $  10,500
   Short-term bank loan, secured ...........................................................       3,000           --
   Capital lease obligations, current ......................................................         893        1,176
   Accrued royalties and interest, current .................................................      11,808       26,906
   Other accrued liabilities ...............................................................      20,017       20,804
   Convertible bridge notes ................................................................      10,000           --
   Convertible promissory note .............................................................          --       34,735
                                                                                               ---------    ---------

     Total current liabilities .............................................................      54,158       94,121

Capital lease obligations, long-term .......................................................          49          934
Accrued royalties, long-term ...............................................................       6,579           --
Long-term debt .............................................................................         101          101
Restructuring accruals, long-term ..........................................................       6,977        8,660
Common stock warrants ......................................................................          --       21,800
Series C mandatorily redeemable preferred stock ............................................      40,671           --
                                                                                               ---------    ---------

     Total liabilities .....................................................................     108,535      125,616

Commitments and contingencies (Notes 21 and 23)

Mandatorily redeemable convertible preferred stock: authorized 25,000,000 shares;  Series A, par value $.01; no shares and 3,000,000  shares issued and outstanding at December 31, 2004 and
   2003, respectively ......................................................................          --       73,580

Stockholders' Deficit
   Common stock, Class A, par value $.01; authorized 390,000,000 shares: 32,972,511 and
     16,503,719 shares issued and outstanding at December 31, 2004 and 2003, respectively ..         330          165
   Common stock, Class B, par value $.01; authorized 10,000,000 shares: no shares issued and
     outstanding at December 31, 2004 and 2003, respectively ...............................          --           --
   Treasury stock, at cost; 4,218,553 shares at December 31, 2004 and 2003, respectively ...     (21,585)     (21,585)
   Additional paid-in capital ..............................................................     474,342      340,796
   Notes receivable from stockholders ......................................................        (529)        (711)
   Accumulated deficit .....................................................................    (497,486)    (397,753)
                                                                                               ---------    ---------

     Total stockholders' deficit ...........................................................     (44,928)     (79,088)
                                                                                               ---------    ---------

     Total liabilities, mandatorily redeemable convertible preferred stock and stockholders'
     deficit ...............................................................................   $  63,607    $ 120,108
                                                                                               =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                               PROXIM CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)

                                                                                     Year Ended December 31,
                                                                          ---------------------------------------------
                                                                                2004            2003            2002
                                                                           ------------    ------------    ------------
Product revenue, net ...................................................   $    113,724    $    142,466    $    144,660
License revenue ........................................................             --           6,000              --
Total revenue, net .....................................................        113,724         148,466         144,660
Cost of revenue ........................................................         76,089          88,471          83,685
Royalty charges (benefit) ..............................................         (3,179)         23,869              --
Restructuring provision for (benefit from) excess and obsolete inventory           (820)         22,549          12,659
Gross profit ...........................................................         41,634          13,577          48,316
Operating expenses:
Research and development ...............................................         19,095          24,241          29,159
Selling, general and administrative ....................................         45,806          49,431          49,491
Legal expense for certain litigation ...................................          1,121           6,800              --
Amortization of intangible assets ......................................         17,916          21,593          12,467
Amortization of deferred stock compensation(*) .........................             --              --             855
Impairment of goodwill and intangible assets ...........................         12,233              --         129,108
Impairment of loan to officer ..........................................             --              --           4,500
Bad debt expense .......................................................             --           2,305              --
Restructuring charges ..................................................          2,095           7,279          43,177
In-process research and development ....................................             --              --          16,100
Total operating expenses ...............................................         98,266         111,649         284,857
Loss from operations ...................................................        (56,632)        (98,072)       (236,541)
Interest income (expense), net .........................................         (4,406)         (7,340)            (85)
Other income, net ......................................................         13,110             172              --
Loss on early extinguishment of debt ...................................             --         (22,200)             --
Loss before income taxes ...............................................        (47,928)       (127,440)       (236,626)
Income tax provision ...................................................            799              --           3,224
Net loss ...............................................................        (48,727)       (127,440)       (239,850)
Deemed Series A preferred stock dividend ...............................             --              --          (2,740)
Accretion of Series A preferred stock obligations ......................         (5,460)         (6,303)         (1,890)
Accretion of Series B preferred stock obligations ......................         (1,546)             --              --
Induced conversion charge ..............................................        (44,000)             --              --
                                                                           ------------    ------------    ------------
Net loss attributable to common stockholders -- basic and diluted ......   $    (99,733)   $   (133,743)   $   (244,480)
Net loss per share attributable to common stockholders -- basic and
diluted ................................................................   $      (6.42)   $     (10.99)   $     (23.26)
                                                                           ============    ============    ============
Shares used to compute net loss per share -- basic and diluted .........     15,539,159      12,166,188      10,511,940
(*) Amortization of deferred stock compensation was relating to the associated expense categories as follows:
Cost of revenue ........................................................   $         --    $         --    $          4
Research and development ...............................................             --              --             697
Selling, general and administrative ....................................             --              --             154
                                                                           ------------    ------------    ------------
                                                                           $         --    $         --    $        855
                                                                           ============    ============    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                               PROXIM CORPORATION
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (In thousands, except per share data)

                                       Common Stock           Treasury Stock
                                  ----------------------   ---------------------
                                                                                                               Notes
                                                                                                 Deferred     Receive-
                                                                                    Additional     Stock     able from
                                   Class A                  Class A                   Paid-in     Compen-      Stock-
                                    Shares       Amount      Shares       Amount      Capital      sation      holder
                                  ----------   ---------   ----------    --------    ---------    ---------   ---------
Balance as of December 31, 2001   10,132,550   $     101   (4,210,740)   $(21,400)   $ 160,538    $    (614)  $    (918)
Net loss ......................           --          --           --          --           --           --          --
Issuance of Class A common
   stock pursuant to Employee
   Stock Purchase Plan ........       24,756          --           --          --          577           --          --
Issuance of Class A common
   stock in connection with
   Proxim, Inc. acquisition ...    5,950,650          60           --          --      133,235           --          --
Stock options and warrants
   assumed in connection with
   Proxim, Inc. acquisition ...           --          --           --          --       25,294           --          --
Issuance of Class A common
   stock in connection with
   nBand Communications
   acquisition ................       18,014          --           --          --          450           --          --
Issuance of Series A
   preferred stock warrants ...           --          --           --          --       13,993           --          --
Deemed Series A Preferred
   Stock dividend .............           --          --           --          --        2,740           --          --
Accretion of Series A
   Preferred Stock redemption
   obligations ................           --          --           --          --       (1,046)          --          --
Common Stock repurchase
   related to stock forward
   sale agreements ............           --          --       (7,813)       (185)        (433)          --          --
Compensation expense in
   connection with employees'
   stock forward sale
   agreements .................           --          --           --          --          241         (241)         --
Issuance of Class A Common
   Stock in connection with
   achievement of Card Access
   milestones .................       30,233          --           --          --           --           --          --
Issuance of Class A Common
   Stock in connection with
   achievement of
   WirelessHome milestones ....        8,333          --           --          --           37           --          --
Exercise of stock options .....       68,358           1           --          --          390           --          --
Amortization of deferred
   stock compensation .........           --          --           --          --           --          855          --
Unrealized gain on investments            --          --           --          --           --           --          --
Total comprehensive loss ......           --          --           --          --           --           --          --
Repayment of notes receivable
   from stockholders ..........           --          --           --          --           --           --          20
Reversal of deferred tax
   asset recognized upon
   recapitalization and
   related tax election .......           --          --           --          --        1,275           --          --
                                  ----------   ---------   ----------    --------    ---------    ---------   ---------
Balance as of December 31, 2001   16,232,894   $     162   (4,218,553)   $(21,585)   $ 337,291    $      --   $    (898)
Net loss ......................
Issuance of Class A common
   stock pursuant to Employee
   Stock Purchase Plan ........       28,338          --           --          --          203           --          --
Issuance of Class A common
   stock in connection with
   WirelessHome stock price
   protection contingent
   consideration ..............      124,618           2           --          --           (2)          --          --
Accretion of Series A
   Preferred Stock redemption
   obligations ................           --          --           --          --       (2,865)          --          --
Beneficial conversion feature
   of convertible notes .......           --          --           --          --        5,565           --          --
Exercise of stock options .....      117,869           1           --          --          604           --          --
Unrealized gain on investments            --          --           --          --           --           --          --
Total comprehensive loss ......           --          --           --          --           --           --          --
Repayment of notes receivable
   from stockholders ..........           --          --           --          --           --           --         187
                                  ----------   ---------   ----------    --------    ---------    ---------   ---------
Balance as of December 31, 2003   16,503,719   $     165   (4,218,553)   $(21,585)   $ 340,796    $      --   $    (711)
Net loss ......................
Total comprehensive loss ......           --          --           --          --           --           --          --
Issuance of Class A common
   stock pursuant to Employee
   Stock Purchase Plan ........       35,191           1           --          --          264           --          --
Accretion of Series A
   Preferred Stock redemption
   obligations ................           --          --           --          --       (2,254)          --          --
Accretion of Series B
   Preferred Stock redemption
   obligations ................           --          --           --          --           --           --          --
Beneficial conversion feature
   of convertible notes .......           --          --           --          --          840           --          --
Exercise of stock options .....       33,601          --           --          --          265           --          --
Amortization of warrants
   issued to customer .........           --          --           --          --          696           --          --
Exchange of Series A and B
   mandatory convertible
   preferred stock to common
   stock, net of issuance cost    16,400,000         164           --          --       89,917           --          --
Induced conversion charge .....           --          --           --          --       44,000           --          --
Reserve for recoverability of
   notes receivable from
   stockholders ...............           --          --           --          --         (182)          --         182
                                  ----------   ---------   ----------    --------    ---------    ---------   ---------
Balance as of December 31, 2004   32,972,511   $     330   (4,218,553)   $(21,585)   $ 474,342    $      --   $    (529)
                                  ==========   =========   ==========    ========    =========    =========   =========
                                                   Accumu-
                                                 lated Other
                                    Retained       Compre-                  Comprehen-
                                    Earnings       hensive                    sive
                                  (Accumulated     Income                    Income
                                     Deficit)       (Loss)       Total       (Loss)
                                    ---------      --------    ---------    ----------
Balance as of December 31, 2001     $ (19,530)     $     75    $ 118,252
Net loss ......................      (239,850)           --     (239,850)   $(239,850)
Issuance of Class A common
   stock pursuant to Employee
   Stock Purchase Plan ........            --            --          577
Issuance of Class A common
   stock in connection with
   Proxim, Inc. acquisition ...            --            --      133,295
Stock options and warrants
   assumed in connection with
   Proxim, Inc. acquisition ...            --            --       25,294
Issuance of Class A common
   stock in connection with
   nBand Communications
   acquisition ................            --            --          450
Issuance of Series A
   preferred stock warrants ...            --            --       13,993
Deemed Series A Preferred
   Stock dividend .............        (2,740)           --           --
Accretion of Series A
   Preferred Stock redemption
   obligations ................        (1,890)           --       (2,936)
Common Stock repurchase
   related to stock forward
   sale agreements ............            --            --         (618)
Compensation expense in
   connection with employees'
   stock forward sale
   agreements .................            --            --           --
Issuance of Class A Common
   Stock in connection with
   achievement of Card Access
   milestones .................            --            --           --
Issuance of Class A Common
   Stock in connection with
   achievement of
   WirelessHome milestones ....            --            --           37
Exercise of stock options .....            --            --          391
Amortization of deferred
   stock compensation .........            --            --          855
Unrealized gain on investments             --           232          232          232
Total comprehensive loss ......            --            --           --    $(239,618)
Repayment of notes receivable
   from stockholders ..........            --            --           20
Reversal of deferred tax
   asset recognized upon
   recapitalization and
   related tax election .......            --            --        1,275
                                    ---------      --------    ---------    ---------
Balance as of December 31, 2001     $(264,010)     $    307    $  51,267
Net loss ......................      (127,440)           --     (127,440)   $(127,440)
Issuance of Class A common
   stock pursuant to Employee
   Stock Purchase Plan ........            --            --          203
Issuance of Class A common
   stock in connection with
   WirelessHome stock price
   protection contingent
   consideration ..............            --            --           --
Accretion of Series A
   Preferred Stock redemption
   obligations ................        (6,303)           --       (9,168)
Beneficial conversion feature
   of convertible notes .......            --            --        5,565
Exercise of stock options .....            --            --          605
Unrealized gain on investments             --          (307)        (307)        (307)
Total comprehensive loss ......            --            --           --    $(127,747)
Repayment of notes receivable
   from stockholders ..........            --            --          187
                                    ---------      --------    ---------    ---------
Balance as of December 31, 2003     $(397,753)     $     --    $ (79,088)
Net loss ......................       (48,727)                   (48,727)     (48,727)
Total comprehensive loss ......            --            --           --    $ (48,727)
Issuance of Class A common
   stock pursuant to Employee
   Stock Purchase Plan ........            --            --          265
Accretion of Series A
   Preferred Stock redemption
   obligations ................        (5,460)           --       (7,714)
Accretion of Series B
   Preferred Stock redemption
   obligations ................        (1,546)           --       (1,546)
Beneficial conversion feature
   of convertible notes .......            --            --          840
Exercise of stock options .....            --            --          265
Amortization of warrants
   issued to customer .........            --            --          696
Exchange of Series A and B
   mandatory convertible
   preferred stock to common
   stock, net of issuance cost             --            --       90,081
Induced conversion charge .....       (44,000)           --           --
Reserve for recoverability of
   notes receivable from
   stockholders ...............            --            --           --
                                    ---------      --------    ---------    ---------
Balance as of December 31, 2004     $(497,486)     $     --    $ (44,928)
                                    =========      ========    =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                               PROXIM CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                       Year Ended December 31,
                                                                                                 ----------------------------------
                                                                                                   2004         2003         2002
                                                                                                 --------    ---------    ---------
Cash flows from operating activities:
Net loss .....................................................................................   $(48,727)   $(127,440)   $(239,850)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred tax assets ..........................................................................         --           --       12,624
Depreciation and amortization ................................................................     20,182       24,646       17,215
Amortization of debt discount on convertible notes ...........................................      8,382          300          469
Amortization of warrants issued to customer ..................................................        696           --
Impairment of goodwill and other intangible assets ...........................................     12,233           --      129,108
Impairment of loan to officer ................................................................         --           --        4,500
In-process research and development ..........................................................         --           --       16,100
Restructuring provision for (benefit from) excess and obsolete inventory .....................       (820)      22,549       12,659
Provision for excess and obsolete inventory and lower of cost or market ......................      3,933           --           --
Provision for sales returns, discounts and price protection ..................................     17,038       10,590           --
Bad debt expense .............................................................................         --        2,305           --
Restructuring charges (benefit) ..............................................................      2,095       (2,687)      43,177
Loss (gain) on disposal of short-term investments ............................................        308         (377)          --
Loss on disposal of property and equipment ...................................................        350
Loss on early extinguishment of debt .........................................................         --       22,200           --
Revaluation of common stock warrants .........................................................    (21,800)        (400)          --
Changes in assets and liabilities, net of effect of business combinations:
   Accounts receivable .......................................................................     (9,127)       3,679        5,775
   Inventory .................................................................................      2,986       (5,689)     (11,188)
   Other assets, current and non-current .....................................................     (1,193)         673       (4,751)
   Accounts payable and other accrued liabilities ............................................      4,136       (8,283)     (12,890)
   Accrued royalties and interest ............................................................     (8,519)      26,906           --
     Net cash used in operating activities ...................................................    (17,847)     (31,028)     (27,052)
Cash flows from investing activities:
Purchase of property and equipment ...........................................................     (1,149)      (2,912)      (3,556)
Purchase of an asset held for sale ...........................................................         --       (9,966)          --
Proceeds from repayment of loan to officer ...................................................         --          500           --
Proceeds from sale of short-term investments, net ............................................      1,692          583        7,043
Proceeds from sale of asset held for sale, net ...............................................         --        3,041
Net cash used in acquisitions ................................................................         --           --      (51,454)
Decrease (increase) in restricted cash .......................................................      1,234        1,235         (405)
Net cash provided by (used in) investing activities ..........................................      1,777       (7,519)     (48,372)
Cash flows from financing activities:
Borrowings on capital lease obligations ......................................................         --        1,605           --
Principal payments on capital lease obligations ..............................................     (1,213)        (832)          --
Proceeds from repayments of notes receivable from stockholders ...............................         --          187           20
Proceeds from issuance of Series A preferred stock ...........................................         --           --       41,000
Proceeds from issuance of convertible promissory notes .......................................         --       40,000       34,000
Proceeds from issuance of convertible bridge notes ...........................................     10,000           --           --
Proceeds from short-term borrowings ..........................................................      3,000           --           --
Issuance of common stock, net ................................................................        530          808        1,005
Purchase of treasury stock ...................................................................         --           --         (618)
   Net cash provided by financing activities .................................................     12,317       41,768       75,407
Net increase (decrease) in cash and cash equivalents .........................................     (3,753)       3,221          (17)
Cash and cash equivalents at beginning of year ...............................................     19,756       16,535       16,552
                                                                                                 --------    ---------    ---------
Cash and cash equivalents at end of year .....................................................   $ 16,003    $  19,756    $  16,535
Supplemental disclosures: Cash received (paid) during the year for:
   Income taxes ..............................................................................   $     --    $   1,836    $   7,935
   Interest on capital lease obligations .....................................................   $     67)   $     (74)   $      --
                                                                                                 --------    ---------    ---------
Non-cash transactions:
Inception of capital leases ..................................................................   $     45    $   1,337    $      --
                                                                                                 --------    ---------    ---------
Issuance of common stock and stock options assumed in connection with business combinations ..   $     --    $      --    $ 159,039
                                                                                                 --------    ---------    ---------
Issuance of common stock in connection with WirelessHome stock price protection contingent
   consideration .............................................................................   $     --    $      12    $      --
                                                                                                 --------    ---------    ---------
Accretion of Series A Preferred Stock redemption obligations .................................   $  7,714    $   9,168    $   2,936
                                                                                                 --------    ---------    ---------
Accretion of Series B Preferred Stock redemption obligations .................................   $  1,546    $      --    $      --
                                                                                                 --------    ---------    ---------
Exchange of Series A and Series B Preferred stock and warrants to common stock ...............   $ 90,081    $      --    $      --
                                                                                                 --------    ---------    ---------
Induced conversion charge ....................................................................   $ 44,000    $      --    $      --
                                                                                                 --------    ---------    ---------
Warrants issued in connection with Series A preferred stock ..................................   $     --    $      --    $  13,993
                                                                                                 --------    ---------    ---------
Deemed preferred stock dividend ..............................................................   $     --    $      --    $   2,740
                                                                                                 --------    ---------    ---------
Conversion of convertible notes into Series B preferred stock ................................   $ 49,060    $      --    $      --
                                                                                                 --------    ---------    ---------
Conversion of convertible promissory notes into Series A preferred stock .....................   $     --    $      --    $  34,000
                                                                                                 --------    ---------    ---------
Accrued interest on convertible notes payable ................................................   $     --    $      --    $     469
                                                                                                 --------    ---------    ---------
Beneficial conversion feature of convertible notes ...........................................   $    840    $   5,565    $      --
                                                                                                 --------    ---------    ---------
Issuance of Series C Preferred Stock in connection with exchange of Series A and B
    preferred stock and warrants to purchase common stock ....................................   $ 40,000    $      --    $      --
                                                                                                 --------    ---------    ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                               PROXIM CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company

      Proxim Corporation (the "Company") is the company created by the merger of Proxim, Inc. and Western Multiplex Corporation, or Western Multiplex. On March 26, 2002, Western Multiplex merged with Proxim, Inc. located in Sunnyvale, California which designs, manufactures and markets high performance wireless local area networking, or WLAN, and building-to-building network products based on radio frequency, or RF, technology and changed its name to Proxim Corporation. On August 5, 2002, the Company completed the acquisition of the
802.11 WLAN systems business of Agere Systems, Inc., or Agere, including its ORiNOCO product line. In accordance with accounting principles generally accepted in the United States of America, the results of operations for the periods presented include the results of the merged or acquired businesses beginning from the respective dates of completion of the business combinations.

      Subsequent Events

      On January 27, 2005, the Company announced that it has engaged Bear, Stearns Co. to explore strategic alternatives for the Company, including capital raising and merger opportunities.

      On February 7, 2005, the Company entered into Subscription Agreement with several purchasers (the "Purchasers"), pursuant to the terms of which the Purchasers purchased 5,010,000 shares of Class A common stock ("Common Stock") at a purchase price of $1.80 per share, for aggregate proceeds of $9.018 million. As part of the sale of shares, the Company agreed to issue for each share of Class A common stock purchased, warrants to purchase 0.5 shares of Class A common stock at an exercise price of $2.35 per share. The warrants will become exercisable six months from the issuance of the warrants and may be exercised for cash or on a cashless basis, depending on whether or not an effective registration statement is available for the issuance of the shares underlying the warrants, for a period of five years. The aggregate number of Common Stock that can be issued upon exercise of the warrants is 2,505,000. In the event of a major transaction, such as a merger or sale of the Company, the holders of the warrants are entitled to certain cash payment rights depending on the timing and valuation of such a transaction. The shares, warrants and shares issuable upon exercise of the warrants are to be issued and sold under the Company's previously filed Registration Statement on Form S-3, which was declared effective by the Securities and Exchange Commission on November 8, 2004.

      The transaction closed on February 7, 2005 and raised gross proceeds of approximately $9 million. After deducting the financial advisor fees, the net proceeds to the Company totaled $8.5 million, which are intended for general corporate purposes, including working capital needs, such as the Company's obligations to Symbol. Since the Company has certain repayment requirements in a change of control, the valuation of the warrants issued in connection with the Subscription Agreement will be recorded as a liability on the Company's balance sheet in the first quarter of 2005 and will be marked to market through the statement of operations at the end of each reporting period.

      Upon filing this Annual Report on Form 10-K for the year ended December 31, 2004, the Company will no longer be able to issue additional securities under the Registration Statement unless its unaffiliated market capitalization exceeds $75 million. The Company's S-3 Registration Statement may not be available following the filing of this Annual Report on Form 10-K due to its unaffiliated market capitalization currently being under $75.0 million and thus it would be precluded from issuing registered securities under the shelf registration statement.

      On June 11, 2005, the Company and its subsidiaries Proxim Wireless Networks, Inc., Proxim International Holdings and Wireless Home Corporation (collectively "Group Companies"), each filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court"). On July 18, 2005, the Company signed an Asset Purchase Agreement ("Agreement") with YDI Wireless, Inc. ("YDI"), a Delaware Corporation. Under the Agreement, YDI agreed to purchase substantially all the assets and certain liabilities of the Group Companies at a cash purchase consideration of $25.2 million.

On July 27, 2005, this transaction was confirmed by the Bankruptcy Court and the transaction was completed.

      Liquidity and Significant Events

      The Company has incurred substantial losses and negative cash flows from operations during the years ended December 31, 2004, 2003 and 2002, and has an accumulated deficit of $497.5 million as of December 31, 2004. The Company's revenues declined to $113.7 million in 2004 from $148.5 million in 2003. In addition, the Company's revenues declined by 23% to $24.1 million in the fourth quarter of 2004 from $31.5 million in the third quarter of 2004. In addition, according to the Company's Settlement Agreement with Symbol, as of December 31, 2004 it was required to pay $20.25 million to Symbol over the next eight quarters including $2.5 million relating to a payment which was due on December 31, 2004 and paid on January 4, 2005. As of December 31, 2004, under the Company's credit facility with Silicon Valley Bank, it had a short-term bank loan outstanding of $3.0 million, which was repaid in January 2005. The Temporary Overadvances portion of the Company's A/R Financing Agreement with the Silicon Valley Bank has been subject to monthly renewals. There is no assurance that these facilities will continue to be available to the Company in the future. The Company currently believes that its continued negative cash flows from operations coupled with the quarterly obligations to Symbol would require that it obtain immediate additional financing if the bank financing facilities were to become unavailable. Additionally, if prior to June 30, 2005 the Company fails to close a financing transaction with gross proceeds of $20.0 million or more through a sale of its Common Stock and/or warrants to purchase its Common Stock and is required to repay the Bridge Notes of $10.0 million and accrued interest, it will be required to obtain immediate alternative sources of financing to repay the Bridge Notes. The Company's S-3 Registration Statement may not be available following the filing of this Annual Report on Form 10-K due to its unaffiliated market capitalization being under $75.0 million and thus it would be precluded from issuing registered securities under the shelf registration statement. As a result of the foregoing factors, individually or in the aggregate, the Company has an immediate need for additional financing.

      If the Company was not able to obtain financing, it would most likely have insufficient cash to pay these obligations, be unable to meet its ongoing operating obligations as they come due in the ordinary course of business, and will be required to seek protection under applicable bankruptcy laws. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from this uncertainty.

      Capital Restructuring and Bridge Loan. On July 30, 2004, the Company received an aggregate investment of $10 million in cash from several private equity investors, namely, Warburg Pincus Private Equity VIII, L.P ("Warburg Pincus"), BCP Capital, L.P., BCP Capital QPF, L.P. and BCP Capital Affiliates Fund LLC (together "BCP Capital" and with Warburg Pincus, the "Investors"). In exchange for the investment, the Company issued to Investors 15% Secured Promissory Notes ("Bridge Notes") with an aggregate principal amount equal to their investment of $10 million and a maturity date of June 30, 2005. All principal and accrued interest on the Bridge Notes will convert into Class A common stock and/or warrants to purchase Class A common stock, at the same price and upon the same terms and conditions offered to other investors if prior to June 30, 2005 the Company closes a financing transaction with gross proceeds of $20 million or more through a sale of Class A common stock and/or warrants to purchase Class A common stock. In the event of a change in control or material asset sale prior to our closing such Common Stock transaction, the Bridge Notes will become due and payable upon demand by the holders for an amount equal to one hundred fifty percent (150%) of all unpaid principal and accrued but unpaid interest under the Bridge Notes as of the date of the change in control or material asset sale. This greater amount is only payable by the Company in the event of change in control or material asset sale; if such an event does not occur prior to June 30, 2005, the Company will be require to pay to the Investors on June 30, 2005 the lesser amount that is equal to the aggregate principal amount and accrued but unpaid interest on the Bridge Notes.

      In connection with the issuance of the Bridge Notes, the Investors agreed to and did exchange $30 million aggregate principal amount of the Amended and Restated Secured Subordinated Promissory Notes, plus accrued but unpaid interest on each, and $10 million aggregate principal amount of the Senior Secured Promissory Notes, plus accrued but unpaid interest on each, for 490,599 shares of the Series B Preferred Stock. At the time of the transaction, the Amended and Restated Secured Subordinated Promissory Notes and Senior Secured Promissory Notes exchanged by the Investors had accrued $9 million in interest. Accordingly, principal and accrued interest in aggregate totaled $49 million. The exchange of the promissory notes in the transaction relieved the Company of the requirement to repay the promissory notes on their maturity date of September 30, 2004.

      In connection with the issuance of the Bridge Notes, the Company and the Investors agreed that, subject to the approval of the Company's stockholders, the Investors would surrender (i) all of their Series A Preferred Stock, (ii) all of their Series B Preferred Stock and (iii) their warrants to purchase an aggregate of 4,213,346 shares of Class A common stock in exchange for 16,400,000 shares of Class A common stock and 400,000 shares of the newly-issued Series C Preferred Stock, collectively referred to as "the Exchange". The Company refers to this transaction as the Exchange. At the special annual meeting of stockholders held October 21, 2004, the Company's stockholders approved the Exchange and the Exchange closed the following day.

      The Series C Preferred Stock issued to the Investors in the Exchange is a mandatorily redeemable, nonvoting security that is not convertible into our Common Stock or any other equity security. The Series C Preferred Stock is not required to be redeemed until its maturity date of October 22, 2012, or the date of an earlier change in control, material asset sale, liquidation or similar event. At issuance the Series C Preferred Stock issued to the Investors had an initial liquidation preference of $100 per share, or $40 million in aggregate. The liquidation preference on the Series C Preferred Stock accretes at 8.75 percent per annum, compounds quarterly, and will have at maturity a fully-accreted value of approximately $80 million. The fully-accreted value will also be due upon any earlier change in control, material asset sale, liquidation or similar event.

      The Company also may redeem the Series C Preferred Stock at any time within the first three years after the date of issuance at its then accreted liquidation preference if the market price of the Company's Class A common stock on the Nasdaq National Market remains above $22.50 for a period of 45 consecutive trading days, such prices being subject to certain adjustments. After the third anniversary of the date of issuance, the Company may redeem the Series C Preferred Stock at any time at its then accreted liquidation preference, if the market price of the Company's Class A common stock on the Nasdaq National Market remains above $20.00 for a period of 45 consecutive trading days, such prices being subject to certain adjustments for stock splits, recapitalizations and similar events.

    Reverse Stock Split.

      On August 30, 2004, the Company received a letter from The Nasdaq Stock Market, Inc. ("Nasdaq") notifying the Company that for the 30 consecutive trading days preceding the date of the letter, the bid price of the Company's Class A common stock had closed below the $1.00 per share minimum required for continued inclusion on the Nasdaq National Market pursuant to Nasdaq Marketplace Rule 4450(b)(4). The letter further notified the Company that, in accordance with Nasdaq marketplace Rule 4450(e)(2), the Company would be provided 180 calendar days, or until February 28, 2005, to regain compliance with the minimum bid price requirement and that compliance would be achieved if the bid price per share of the Company's Class A common stock closes at $1.00 per share or greater for a minimum of ten (10) consecutive days prior to February 28, 2005.

      In an attempt to increase the market price of the Company's Class A common stock to over $1.00 per share, the Company's stockholders approved the one-for-ten reverse stock split, which became effective on October 25, 2004. On November 8, 2004, the Company received a letter from Nasdaq indicating that the Company had regained compliance with Nasdaq Marketplace Rule 4450(b)(4).

    Amended Credit Facility.

      The Company amended and restated its secured financing agreements with Silicon Valley Bank (the "Lender") in June and July 2003 and then further amended these agreements in October 2003, July 2004 and most recently January 2005. The financial covenants pursuant to the terms of the credit facility that the Company maintain cash and cash equivalents of an amount not less than $8 million was reduced to $4 million pursuant to the terms of the foregoing amendments. See Note 22 to consolidated financial statements for further description of the amended credit facility.

    Litigation with Symbol.

      On September 13, 2004 the Company entered into a Settlement Agreement and a Patent Cross License Agreement ("Settlement Agreement") with Symbol Technologies, Inc. ("Symbol") and assigned certain intellectual property to Symbol resolving all outstanding litigation.

      Under the terms of the Settlement Agreement, the Company agreed to pay Symbol $22.75 million over Proxim's ensuing ten quarters, commencing with the quarter ending October 1, 2004. The Settlement Agreement provides for lump sum payments of $2.5 million per quarter in each of the first eight quarters, a payment of $1.5 million in the ninth quarter, and a payment of $1.25 million in the tenth quarter. If at any point during the term of the Settlement Agreement, the Company fails to make any of these payments within 30 days after Symbol has notified the Company of its failure to pay, Symbol shall have the right to demand immediate payment in the amount of $25,917,669, minus payments made under the agreement and plus applicable interest.

      Under the terms of the Patent Cross License Agreement, Symbol and the Company have agreed to cross license certain patents, and the Company has agreed to pay to Symbol a two percent royalty on sales of certain of the Company's wireless LAN products. If the Company fails to make any of the lump sum payments due under the Settlement Agreement over the next ten quarters and fails to cure any such missed payment within 30 days thereafter, the Patent Cross License Agreement provides that the royalty rate payable to Symbol on sales of certain of the Company's wireless LAN products covered by the agreement shall increase to five percent until the required payments as set forth in the Settlement Agreement have been made. Also pursuant to the terms of the Patent Cross License Agreement, the Company and Symbol have entered into a covenant not to sue one another for patent infringement with respect to one another's products through September 13, 2009.

      Since the date of the initial jury award of the patent infringement suit in September 2003, the Company had recorded an accrual for estimated past royalties of $22.9 million and interest of $3.0 million covering the period from 1995 through September 2003 plus total potential royalties and interest of $2.8 million covering the period from October 2003 to July 2, 2004. As a result of the Settlement Agreement, the Company recorded a non-cash reversal of royalty charges of $4.8 million and interest expense of $3.2 million, totaling $8.0 million during the quarter ended October 1, 2004. This reversal is the difference between the net present value of the $22.75 million settlement and the accrued liability related to the litigation of $28.7 million, which was recorded in the Company's balance sheet prior to the litigation settlement. The initial net present value of the settlement payment was $20.69 million. At December 31, 2004 the net present value was $18.4 million which is included in the balance sheet captions "Accrued royalties and interest" and "Accrued royalties, long-term". The difference between the balance at December 31, 2004 and the sum of the periodic payments will be accreted, using the effective interest rate method, over the payment period as periodic charges to interest expense. As of December 31, 2004 the Company has made one payment of $2.5 million to Symbol. The second payment of $2.5 million was due on December 31, 2004 and paid on January 4, 2005.

    Shelf Registration.

      On October 26, 2004, in order to provide the Company with flexibility in raising capital, it filed a shelf registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission ("SEC") for the issuance and sale of up to $50 million of Class A common stock and warrants to purchase Class A common stock. The Registration Statement was declared effective by the SEC on November 8, 2004. No sales of securities took place under the Registration Statement in the year ended December 31, 2004. Upon filing this Annual Report on Form 10-K for the year ended December 31, 2004, the Company may no longer be able to issue additional securities under the Registration Statement in the future unless its unaffiliated market capitalization exceeds $75 million and it meets the other requirements for the use of Form S-3 in primary issuances.

      Risks and Uncertainties. The Company depends on single or limited source suppliers for several key components used in the Company's WLAN products. The Company depends on single sources for proprietary application specific integrated circuits, or ASICs, and assembled circuit boards for these products. Any disruptions in the supply of these components or assemblies could delay or decrease the Company's revenues. In addition, even for components with multiple sources, there have been, and may continue to be, shortages due to capacity constraints caused by high demand. The Company does not have any long-term arrangements with any suppliers.

      The Company relies on contract and subcontract manufacturers for turnkey manufacturing and circuit board assemblies which subjects the Company to additional risks, including a potential inability to obtain an adequate supply of finished assemblies and assembled circuit boards and reduced control over the price, timely delivery and quality of such finished assemblies and assembled circuit boards. If the Company's Sunnyvale facility were to become incapable of operating, even temporarily, or were unable to operate at or near the Company's current or full capacity for an extended period, the Company's business and operating results could be materially adversely affected.

      Basis of Presentation. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

      The consolidated financial statements include the accounts of Proxim Corporation and all of its subsidiaries. The financial condition and results of operations as of and for the years ended December 31, 2004, 2003 and 2002 include the results of acquired subsidiaries from their respective dates of acquisition. All significant intercompany transactions and balances are eliminated in consolidation.

      Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and such differences may be material to the financial statements.

      Reverse Stock Split. In accordance with the Securities and Exchange Commission's Staff Accounting Bulletin Topic 4C, "Equity Accounts and Change in Capital Structure," the Company restated all the share and per share data in these consolidated financial statements to reflect the capital structure subsequent to the one-for-ten reverse stock split, which became effective October 25, 2004.

Note 2. Summary of Significant Accounting Policies

      Cash, Cash Equivalents and Marketable Securities. The Company considers all highly liquid instruments with an original maturity, or remaining maturity at the date of purchase of three months or less when purchased to be cash equivalents. Cash equivalents consist primarily of market rate accounts and highly rated commercial paper that are stated at cost, which approximate fair value. Investments with maturities greater than three months and less than one year as of the date of the balance sheet are classified as marketable securities. Marketable securities consist of time deposits with original maturities greater than three months and less than one year and corporate debt obligations. Investments with maturities greater than one year are classified as marketable securities, long-term. Marketable securities are classified as available-for-sale as of the balance sheet date in accordance with Statement of Financial Accounting Standard, or SFAS, No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and are reported at fair value, with unrealized gains and losses recorded as other comprehensive income (loss) included in stockholders' deficit.

      Derivative Financial Instruments. The Company accounts for derivative financial instruments under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company's derivatives comprise warrants issued to investors in connection with the issuance of financing and equity instruments. In accordance with the Purchase agreement, the Company's investors surrendered all of their warrants in the Exchange transaction during the fourth quarter of 2004. During the years ended December 31, 2004 and 2003, the Company recorded in other income, gains on derivatives of approximately $21.8 million and $0.4 million, respectively.

      Other Financial Instruments. In addition to cash equivalents and marketable securities, the Company's financial instruments include restricted cash and long-term investments, which are carried at cost. Restricted cash and long-term investments represent funds held at financial institutions as collateral on an irrevocable standby letter of credit and as a security deposit for lease agreements.

      Accounts Receivable and Allowance for Doubtful Accounts, Sales Returns and Price Protection. Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts, sales returns and price protection for estimated returns, discounts, price protection and losses resulting from the inability of its customers to make required payments. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, age of the accounts receivable balances, and current economic conditions that may affect a customer's ability to pay. Account balances are charged off against the allowance when the Company considers it is probable that receivable will not be recovered. The Company does not have any off-balance-sheet credit exposure related to its customers.

      Equity Investments. Equity investments, representing ownership of less than 20% of the investee in which the Company does not have the ability to exert significant influence, are accounted for using the cost method. The Company reviews its investments on a regular basis and considers factors including the operating results, available evidence of the market value and economic outlook of the relevant industry sector. When the Company concludes that an other-than-temporary impairment has resulted, the difference between the fair value and the carrying value is written off and recorded as an impairment charge in the statement of operations.

      Inventories. Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out method, less provisions made for excess and obsolete inventory based on management's estimates.

      Property and Equipment. Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, ranging from three to five years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

      Impairment of Long-Lived Assets. The Company reviews long-lived assets and certain identifiable intangibles assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates any possible impairment of long-lived assets and certain intangible assets using estimates of undiscounted future cash flows. If an impairment loss is to be recognized, it is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Management evaluates the fair value of its long-lived assets and certain intangibles assets using primarily the estimated discounted future cash flows method. Management uses other alternative valuation techniques whenever the estimated discounted future cash flows method is not appropriate.

      Revenue Recognition. Product revenue is generally recognized upon shipment when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectibility is reasonably assured. The Company grants certain distributors limited rights of return and price protection on unsold products. A provision for estimated future sales returns and warranty costs is recorded at the time revenue is recognized. Under circumstances where future returns cannot be reasonably estimated or where the Company is obligated to directly bring about resale of the products, revenue is deferred until shipment to value-added resellers and end customers by the distributors. Generally, the Company has no obligation to provide any modification or customization upgrades, enhancements or other post-sale customer support.

      Revenue from services, such as pre-installation diagnostic testing and product repair services, is recognized over the period for which the services are performed, which is typically less than one month. Revenue from enhanced service contracts is recognized over the contract period, which ranges from one to three years.

      Effective June 29, 2002, the Company began to recognize sales of its wireless wide area network, or WWAN, products to distributors with rights of return upon shipment by the distributors to the end user customer. Prior to June 29, 2002, the Company recognized revenue for sales of all WWAN products to distributors with rights of return upon shipment to the distributor and provided reserves for the estimated amount of product returns at the time that revenue was recognized. The combination of the changes resulting from the acquisition of the ORiNOCO business and the adoption of one uniform method is consistent with the Company's plans to sell bundled and integrated WLAN and WWAN products. This change in accounting methodology is treated as a change in estimate, and was made on a prospective basis, starting in the third quarter of 2002.

      Shipping and Handling. Costs related to shipping and handling are included in cost of revenue for all periods presented.

      Warranty Provision. The Company provides for the estimated cost of product warranties at the time revenue is recognized. While the Company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its component suppliers, its warranty obligation is affected by product failure rates and material usage and service delivery costs incurred in correcting a product failure.

      Goodwill. Goodwill is the amount by which the cost of the acquired identifiable net tangible and intangible assets exceeded the fair values of the acquired net tangible and intangible assets on the date of purchase. Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Intangible Assets," and no longer amortizes goodwill.

      The Company tests goodwill for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired, applying a fair-value based test. Examples of such events or circumstances include:

      o a significant adverse change in legal factors or in the business climate;

      o     an adverse action or assessment by a regulator;

      o     unanticipated competition;

      o     a loss of key personnel;

      o a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of;

      o the testing for recoverability under of a significant asset group within a reporting unit; and

      o recognition of goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.

The impairment test consists of a comparison of the fair value of the goodwill with its carrying value. If the carrying value of the goodwill exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess.

Acquisition-Related Intangible Assets. Intangible assets result from business acquisitions accounted for under the purchase method, and consist of developed technology, core technology, customer relationships, tradename, patents and in-process research and development. Intangible assets are reported at cost, net of accumulated amortization. Identifiable intangible assets other than in-process research and development and tradename are amortized on a straight-line basis over their estimated useful lives ranging from two to five years. In-process research and development is charged to operating expense in the period the acquisition is consummated.

Advertising Costs. The Company expenses all advertising costs as incurred, and the amounts were not material for all periods presented.

Software Development Costs. Software development costs are capitalized once technological feasibility is established, which the Company defines as completion of a working model. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

Income Taxes. The Company accounts for income taxes using the asset and liability method, under which the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities are recognized as deferred tax assets and liabilities, and for net operating loss and tax credit carryforwards. A valuation allowance is established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax assets will not be realized. The Company does not record a deferred tax provision on unremitted earnings of foreign subsidiaries to the extent that such earnings are considered permanently invested.

Foreign Currency Transactions. The functional currency of the Company's operations in all countries is the U.S. dollar. Sales and purchase transactions are generally denominated in U.S. dollars. Foreign currency transaction gains and losses are included in the statement of operations and were not material for each period presented.

Net Loss Per Share. Basic net loss per share is computed by dividing net loss available to Common Stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is calculated using the weighted average number of outstanding shares of common stock plus potential dilutive shares. Potential dilutive shares consist of convertible preferred stock, stock options and warrants, using the treasury stock method based on the average stock price for the period. The calculation of diluted net loss per share excludes all potential dilutive shares for all periods presented because the effect is antidilutive.

Mandatorily Redeemable Preferred Stock. In accordance with SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", the Company is required to classify a financial instrument that is within the scope of SFAS No. 150 as a liability because the financial instrument embodies an obligation to the issuer. In addition, SFAS No. 150 requires that dividends or other amounts attributable to those certain financial instruments be reflected as interest expense in the Company's statement of operations. The newly issued Series C mandatorily redeemable preferred stock was determined to be within the scope of SFAS No. 150 and hence it is classified as a liability and the periodic accretion is recorded as interest expense in accordance with SFAS No. 150.

      The carrying value of Preferred Stock is adjusted by quarterly accretions, on the effective-interest basis, so that the carrying amount will equal the redemption amount at the earliest redemption date. These adjustments on Series A and B Preferred Stock were effected through charges against additional paid-in capital and accumulated deficit, as appropriate. The adjustments on Series A and Series B Preferred Stock increased net loss attributable to common stockholders for net loss per share purpose.

      Stock-Based Compensation. The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion, or APB No. 25, "Accounting for Stock Issued to Employees," and related implementation guidance. The Company provides additional pro forma disclosures as required under SFAS No. 123, "Accounting for
Stock-Based Compensation" and SFAS No. 148 "Accounting for Stock-Based Compensation -- Transition and Disclosure."

      Pro Forma Fair Value Disclosure Under SFAS No. 123 and 148. In accordance with SFAS No. 148, "Accounting for Stock-based Compensation, Transition and Disclosure," the Company is required to disclose the effects on reported net loss and basic and diluted net loss per share as if the fair value based method had been applied to all awards.

      The weighted average estimated grant date fair value, as defined by SFAS No. 123, for stock options granted under its stock option plans during 2004, 2003 and 2002 was $13.28, $8.90 and $20.20 per share, respectively. The weighted average estimated grant date fair value of stock purchase rights granted pursuant to its employee stock purchase plan during 2004, 2003 and 2002 was $6.70, $6.70 and $18.50 per share, respectively. The estimated grant date fair value disclosed by the Company is calculated using the Black-Scholes option pricing model. The Black-Scholes model, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from its stock option and purchase awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated grant date fair value.

The following weighted average assumptions are included in the estimated grant date fair value calculations for its stock option and purchase awards:

                                              Employee Stock Option Plans                  Employee Stock Purchase Plan
                                       ----------------------------------------      ----------------------------------------
                                                      December 31,                                 December 31,
                                       ----------------------------------------      ----------------------------------------
                                          2004           2003           2002            2004           2003            2002
                                       ----------     ---------       ---------      ---------       ---------      ---------
 Risk-free interest rate............     2.44%          2.77%           3.10%          2.63%           2.81%          3.26%
 Average expected life of option....   3.35 years     2.7 years       2.5 years      0.5 years       0.5 years      0.5 years
 Dividend yield.....................       0%             0%             0%              0%             0%              0%
 Volatility.........................      0.94           1.39           1.66            1.18           1.29            1.52

      Had the Company recorded compensation based on the estimated grant date fair value, as defined by SFAS No. 123, for awards granted under its stock option plans and stock purchase plan, the net loss and net loss per share would have been changed to the pro forma amounts below for the years ended December 31, 2004, 2003 and 2002 (in thousands, except per share data):

                                                                                 Years Ended December 31,
                                                                            -----------------------------------
                                                                               2004         2003         2002
                                                                            ---------    ---------    ---------
Net loss attributable to common stockholders as reported ................   $ (99,733)   $(133,743)   $(244,480)
Add: Stock-based compensation expense included in reported net loss .....          --           --          855
Less: Stock-based compensation expense determined under fair value method      (5,726)      (9,163)     (16,211)
Pro forma net loss attributable to common stockholders ..................   $(105,459)   $(142,906)   $(259,836)
As reported:
Basic and diluted net loss attributable to common stockholders per share    $   (6.42)   $  (10.99)   $   (3.26)
Pro forma:
Basic and diluted net loss attributable to common stockholders per share    $   (6.79)   $  (11.75)   $   (4.72)

      The pro forma effect on net loss and net loss per share for 2004, 2003 and 2002 is not representative of the pro forma effect on net income (loss) in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1996.

      Comprehensive Income (Loss). SFAS No. 130, "Reporting Comprehensive Income" requires that companies report comprehensive income (loss) and its components. Comprehensive income (loss) is defined to include all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company has the following two items that comprise comprehensive income (loss): (1) net income (loss); and (2) unrealized gain
(loss) on investments.

      Segment Reporting. SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," requires that companies report separately in the financial statements certain financial and descriptive information about operating segments' profit or loss, certain specific revenue and expense items and segment assets. Additionally, companies are required to report information about revenue and assets by geographic areas and about major customers. The Company's products are grouped into two segments: wireless wide area network, or WWAN, and wireless local area network, or WLAN.

Note 3. Recent Accounting Pronouncements

      In April 2004, the Emerging Issues Task Force issued Statement No. 03-06, Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share, ("EITF 03-06"). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. EITF 03-06 also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 is effective for fiscal periods beginning after March 31, 2004. The Company adopted this EITF during the quarter ended July 2, 2004 and the adoption had no material impact on its results of operations.

      At its November 2003 meeting, the EITF reached a consensus on disclosure guidance previously discussed under EITF 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The consensus provided for certain disclosure requirements that were effective for fiscal years ending after December 15, 2003.

      At its March 2004 meeting, the EITF reached a consensus on recognition and measurement guidance previously discussed under EITF 03-01. The consensus clarifies the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and investments accounted for under the cost method or the equity method. The implementation of the recognition and measurement guidance provisions has been delayed. The disclosure requirements are effective for annual financial statements for fiscal years ending after June 30, 2004. The Company will evaluate the effect of adopting EITF 03-01 on its results of operations once the final guidance is issued.

      In November 2004, the Financial Accounting Standards Board ("FASB"), issued Statement No. 151, Inventory Costs -- An Amendment of ARB No. 43, Chapter 4 ("SFAS No. 151"). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4 Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. Additionally, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2004 and is required to be adopted by the Company in the first quarter of fiscal 2005, beginning on January 1, 2005. Proxim is currently evaluating the effect that the adoption of SFAS No. 151 will have on its consolidated results of operations and financial condition.

      In December 2004, the FASB issued Statement No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123R"), which replaces SFAS No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123) and supercedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS No. 123R in the third quarter of fiscal 2005, beginning July 2, 2005 and is currently considering to adopt SFAS No. 123R as of January 1, 2005. Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. The Company is evaluating the requirements of SFAS No. 123R, and expects that the adoption of SFAS No. 123R will have a material impact on the Company's consolidated results of operations and earnings per share, particularly in light of the Company's announcement on December 21, 2004 regarding its intent to effect a re-pricing of outstanding options following stockholder approval.

      The Company is currently evaluating the method of adoption and the effect of adoption of SFAS No. 123R including the re-pricing of employee stock options under SFAS No. 123R will have on its results of operations and financial condition.

      In  December  2004,  the  FASB  issued  Statement  No.  153  Exchanges  of
Nonmonetary Assets -- An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions ("SFAS No. 153"). SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No 29 Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153, is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by the Company in the first quarter of fiscal 2006, beginning January 1, 2006. The Company is currently evaluating the effect that the adoption of SFAS No. 153 will have on its consolidated results of operations and financial condition.

Note 4. Business Combinations

      Acquisition of the 802.11 WLAN Systems Business of Agere Systems, Inc. On August 5, 2002, the Company completed its acquisition of the 802.11 WLAN systems business of Agere, including its ORiNOCO product line, for $65.0 million in cash. To finance the acquisition, Warburg Pincus and BCP Capital agreed to collectively invest $75.0 million in the Company. These investors received 1,640,000 shares of Series A Preferred Stock (Note 19) in the amount of $41.0 million, with a conversion price of approximately $30.60 per share, and warrants to purchase approximately 0.67 million shares of Common Stock valued at $12.3 million. The value of the warrants was recorded as a reduction of the Series A Preferred Stock carrying value and recorded as additional paid-in capital. During the quarter ended September 27, 2002, a deemed Preferred Stock dividend representing the beneficial conversion feature of the Series A Preferred Stock of $2.7 million was reflected in the determination of the loss attributable to Common stockholders. The remaining $34.0 million was in the form of convertible notes. Upon the receipt of approval of the Company's stockholders at a special meeting held on October 8, 2002, the notes issued to these investors were converted into 1,360,000 shares of Series A Preferred Stock and warrants to purchase approximately 0.56 million shares of Common Stock valued at approximately $1.6 million. The value of the warrants was recorded as a reduction of the Series A Preferred Stock carrying value and recorded as additional paid-in capital in the quarter ended December 31, 2002. In total, the investors were granted warrants to acquire 1,227,134 shares of Common Stock for approximately $30.60 per share, valued at approximately $14.0 million. The Series A Preferred Stock and warrants issued to the investors represented approximately 28% of Proxim's outstanding common stock on an as-converted and as-exercised basis including dividends as of October 22, 2003. In addition, in connection with the transaction, the Company entered into a patent cross-license agreement and settled all outstanding patent-related litigation with Agere, and entered into a three-year strategic supply agreement, pursuant to which Agere will provide 802.11 chips, modules and cards to the Company at specified prices. Total consideration of $70.0 million for the acquisition comprised of $65.0 million in cash and transaction costs of approximately $5.0 million.

      The purpose of the acquisition was to gain key technology and establish a leadership position in the broadband wireless access systems market.

      The total purchase price was allocated to the tangible and identifiable intangible assets, goodwill acquired and liabilities assumed on the basis of their relative fair values as follows (in thousands):

            Inventory, net .............................   $    557
            Property and equipment .....................        163
            Core technology ............................      8,521
            Developed technology .......................     16,994
            Customer relationships .....................      8,995
            Tradename ..................................      5,909
            Liabilities assumed ........................     (4,589)
            Acquired in-process research and development     10,364
            Goodwill ...................................     23,086
                                                           --------
                                                           $ 70,000
                                                           ========

      The liabilities assumed consisted principally of restructuring charges related to severance pay totaling $2.3 million for 55 employees, warranty expense and other current liabilities.

      The core and developed technology acquired include Enterprise Access Points, Radio Backbone Systems, Broadband Gateways and Network Management products. These products have already achieved technological feasibility in the marketplace. The fair value assigned to the core technology and developed technology totaled $8.5 million and $17.0 million respectively, and is being amortized over the expected life of its cash flows.

      As of the valuation date, it was assumed that there was some value attributable to the ORiNOCO customer base. In valuing the ORiNOCO customer base, the Company employed an income approach similar to that used in valuing the technology. The customer base includes original equipment manufacturers ("OEM") such as Avaya, Dell Computer, Fujitsu and Hewlett-Packard. The fair value assigned to the ORiNOCO customer base totaled $9.0 million and is being amortized over the expected life of its cash flows.

      As of the valuation date, it was assumed that there was some value attributable to the ORiNOCO tradename. In valuing the tradename, the Company utilized the relief from royalty methodology, which assumes that the value of the asset equals the amount a third party would pay to use the asset and capitalize on the related benefits of the asset. Therefore, a revenue stream for the asset was estimated based on the revenue from the technology over the next five years, which represents the developed, core and in-process revenue stream. The Company then applied a 2.0% royalty rate to the forecasted revenue to estimate the pre-tax income associated with the asset. The fair value assigned to the tradename totaled $5.9 million and because the Company will continue to use the ORiNOCO tradename the intangible asset will not be amortized.

      Purchased in-process research and development, or IPR&D, consisted of next generation Enterprise Access Points, Radio Backbone Systems, Broadband Gateways and Network Management products, which had not yet reached technological feasibility and had no alternative future use as of the date of acquisition. As of the valuation date, the 802.11 WLAN systems business of Agere was developing next generation Enterprise Access Points, Radio Backbone Systems, Broadband Gateways and Network Management products. These products are under development and require additional hardware and software development. The value of the IPR&D was determined by estimating the net cash flows from potential sales of the products resulting from completion of this project, reduced by the portion of net cash flows from the revenue attributable to core and developed technology. The resulting cash flows were then discounted back to their present value using a discount rate of 50%. The fair value assigned to the IPR&D totaled $10.4 million and was expensed at the time of the acquisition.

      Core technology, developed technology and customer relationships are being amortized on a straight-line basis over the following estimated periods of benefit:

             Core technology ...........................   5 years
             Developed technology ......................   2 years
             Customer relationships ....................   3 years

      Acquisition of nBand Communications, Inc. On April 18, 2002, the Company acquired nBand Communication, Inc. ("nBand"), a California corporation. nBand is a startup developer of advanced application specific integrated circuits (ASICs) designs that the Company intends to use in the development of next generation ASICs. The purchase price was $1.2 million and comprised of $550,000 in cash, 18,014 shares of Class A common stock valued at approximately $450,000 and transaction expenses of approximately $200,000. In the second quarter of 2002, the Company assigned the entire purchase price of $1.2 million to purchased in-process research and development as the acquired technology had not reached technological feasibility.

      Merger with Proxim, Inc. On March 26, 2002, the merger between Western Multiplex Corporation and Proxim, Inc. was completed, resulting in Proxim Corporation as the combined company. The combined company provides broadband, or high speed, wireless access products to service providers, businesses and other enterprises as well as high performance WLAN products based on RF technology. The merger was accounted for as a purchase transaction with Proxim, Inc. as the purchased entity. Total consideration of $172.6 million for the merger was adjusted to $175.3 million in the third quarter of 2002 and comprised of the following:

      o 5,950,650 shares of Class A common stock valued at approximately $133.3 million;

      o options and warrants having an assumed value of approximately $25.3 million; and

      o transaction costs originally estimated at $14.0 million that were adjusted in the third quarter of 2002 to $16.7 million.

      The total purchase price was allocated to the tangible and identifiable intangible assets, goodwill acquired and liabilities assumed on the basis of their relative fair values as follows (in thousands):

           Cash and cash equivalents ..................   $  35,961
           Marketable securities ......................         991
           Accounts receivable, net ...................       8,914
           Inventory, net .............................      12,834
           Other current assets .......................       1,150
           Other long-term assets .....................       2,000
           Plant and equipment ........................       3,958
           Core technology ............................      18,010
           Developed technology .......................      12,042
           Patents ....................................       3,210
           Liabilities assumed ........................      (8,199)
           Acquired in-process research and development       4,536
           Goodwill ...................................      79,847
                                                          ---------
                                                          $ 175,254
                                                          =========

      The liabilities assumed consist principally of accounts payable, accrued compensation and benefits and other current liabilities.

      The core and developed technology acquired include 900MHz, RangeLAN, Harmony, 802.11a and Skyline products for the enterprise/commercial markets; Symphony HomeRF, HomeRF 2.0 and Netline products for the home/SOHO markets; and Stratum and Stratum MP products for the building-to-building markets. These products have already achieved technological feasibility in the marketplace. The fair value assigned to the core technology and developed technology totaled $18.0 million and $12.0 million respectively, and is being amortized over the expected life of its cash flows.

      As of the valuation date, it was assumed that there was some value attributable to patents and patent applications of Proxim, Inc. The Company assumed that the patents and patent applications will continue to be used but will be phased out over time as new technology is developed. To value the patents and patent applications, we utilized the relief from royalty methodology. The relief from royalty methodology assumes that the value of the asset equals the amount a third party would pay to use the asset and capitalize on the related benefits of the asset. Therefore, a revenue stream for the asset is estimated, and then an estimated royalty rate is applied to the forecasted revenue to estimate the pre-tax income associated with the asset. The pre-tax income is then tax-affected to estimate the after-tax net income associated with the asset. Finally, the after tax net income is discounted to the present value using an appropriate rate of return that considers both the risk of the asset and the associated cash flow estimates. The resulting cash flows were then discounted back to their present value using a discount rate of 25%. The fair value assigned to the patents totaled $3.2 million and is being amortized over the expected life of its cash flows.

      Purchased IPR&D consisted of 802.11a and HomeRF 2.0 wireless networking products under development, which had not yet reached technological feasibility and had no alternative future use as of the date of acquisition. As of the valuation date, Proxim, Inc. was developing 802.11a WLAN adapters in PCI and Mini PCI form factors and a connectorized access point as well as a HomeRF 2.0 voice data module, voice data gateway and voice data gateway and answer machine. The value of the IPR&D was determined by estimating the net cash flows from potential sales of the products resulting from completion of this project, reduced by the portion of net cash flows from the revenue attributable to core and developed technology. The resulting cash flows were then discounted back to their present value using a discount rate of 30%. The fair value assigned to the IPR&D totaled $4.5 million and was expensed at the time of the acquisition.

      Core technology, developed technology and patents are being amortized on a straight-line basis over the following estimated periods of benefit:

             Core technology ...........................   5 years
             Developed technology ......................   3 years
             Patents ...................................   5 years

      Pro Forma Financial Information. The following table represents unaudited pro forma financial information for the year ended December 31, 2002 had Proxim Corporation (formerly Western Multiplex Corporation), Proxim, Inc., nBand and the 802.11 WLAN systems business of Agere been combined as of January 1, 2002. The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have resulted had Proxim Corporation, Proxim, Inc., nBand and the 802.11 WLAN systems business of Agere been a combined company during the specified periods. The pro forma results include the effects of the amortization of identifiable intangible assets and adjustments to the income tax provision or benefits and accretion of Preferred Stock. The pro forma combined results for the year ended December 31, 2002 exclude the $4.5 million, $1.2 million and $10.4 million charges for acquired in-process technology from Proxim, Inc., nBand and the 802.11 WLAN systems business of Agere, respectively, because they are non-recurring amounts (in thousands except per share data):

                                                                           December 31,
                                                                              2002
                                                                           ------------
Revenue ................................................................   $    206,053
Net loss attributable to common stockholders ...........................   $   (262,630)
Basic and diluted net loss per share attributable to common stockholders   $     (22.06)
Shares used to compute basic and diluted net loss per share ............         11,903

      Supplemental Cash Flow Data. The Company paid cash of $51.5 million in connection with its business combinations with Proxim, Inc., nBand and the
802.11 wireless LAN systems business of Agere in the year ended December 31, 2002, described below (in thousands):

                                                                   December 31,
                                                                       2002
                                                                  -------------
Purchase price ................................................   $     246,454
Common stock issued ...........................................        (159,039)
Accrued transactions costs ....................................              --
Cash paid .....................................................          87,415
Less: cash acquired ...........................................         (35,961)
Net cash used in business combinations ........................   $      51,454

Note 5. Goodwill and Other Intangible Assets

      In December 2002, the Company made a complete assessment of the carrying value of goodwill in accordance with SFAS No. 142. The Company first determined the fair value of its equity to be less than the carrying value of goodwill. As such, an impairment charge was recognizable in accordance with SFAS No. 142 as of December 31, 2002. The Company then quantified the goodwill impairment as the amount by which the carrying amount of the asset exceeded the estimated fair value of goodwill. The carrying value of goodwill determined by the discounted cash flow method, totaling $138.8 million as of December 31, 2002, exceeded the estimated fair value of $9.7 million, resulting in a charge for the impairment of goodwill of $129.1 million, which was recorded in December 2002.

      Based on the results of its annual impairment tests, the Company determined that no impairment of the carrying value of its goodwill of $9.7 million existed as of December 31, 2004 or 2003. However, future goodwill impairment tests could result in a charge to earnings. The Company will continue to evaluate goodwill on an annual basis as of the beginning of its fourth fiscal quarter, and whenever events and changes in circumstances indicate that there may be a potential impairment

      The changes in the carrying amount of goodwill for the year ended December 31, 2002 are as follows (in thousands):

                                                                    December 31,
                                                                       2002
                                                                   ------------
Balance as of December 31, 2001 ...............................    $      5,901
Goodwill acquired during the year .............................         102,933
Impairment charge .............................................        (129,108)
                                                                   ------------
Balance as of December 31, 2002 ...............................    $      9,726

      There were no changes in the carrying amount of goodwill during the years ended December 31, 2003 and 2004.

      Acquired   intangible   assets,   net  of   impairment   and   accumulated
amortization, consist of the following (in thousands):

                                                      Years Ended December 31,
                                                       ----------------------
                                                         2004         2003
                                                       ---------    ---------
Acquired intangible assets, net:
Proxim, Inc. ......................................    $   1,412    $  18,810
802.11 WLAN systems business ......................        8,772       21,523
                                                       ---------    ---------
Total intangible assets, net ......................    $  10,184    $  40,333

      In December 2004, due to larger than expected fourth quarter operating loss and decline in forecasted revenue and cash flows, the Company concluded that there were sufficient indicators to require it to perform an analysis to assess whether any portion of the amortized and unamortized intangible assets were impaired in accordance with SFAS No. 144 and SFAS No. 142, respectively. The first step of the SFAS No. 144 analysis tested the intangible assets subject to amortization for recoverability based on undiscounted cash flows attributable to these assets. The recoverability analysis was performed on both the accounting life and estimated economic life of the assets. If an asset did not pass one of these recoverability tests, the fair value of the asset was calculated based on the after-tax, net present value of the associated cash flows and compared against the carrying value to determine the amount of impairment charge, if any. Similarly, pursuant to SFAS No. 142, the Company compared the carrying amount of its intangible asset with indefinite life, to its fair value based on discounted cash flow. As a result of the above analysis, an impairment charge of $12.2 million was recorded during the fourth quarter of 2004 to write down the carrying values of the intangible assets to their estimated fair values.

      Information regarding the Company's acquisition-related intangible assets is as follows for the years ended December 31, 2003 and 2004 (in thousands):


                                              Gross Carrying Amount                          Accumulated Amortization
                                  -------------------------------------------   ---------------------------------------------------
                                    December                       December      December                                  December
                                    31, 2003     Impairments       31, 2004      31, 2003      Additions     Impairments   31, 2004
                                  ------------   ------------    ------------   ----------    -----------    -----------  ---------
Amortized intangible assets:
Core Technology ...............   $     26,531   $    (21,966)   $      4,565   $   (8,718)   $    (5,307)   $    14,025  $      --
Developed Technology ..........         29,036        (29,036)             --      (19,063)        (8,970)        28,033         --
Customer Relationships ........          8,995         (8,117)            878       (4,247)        (2,998)         7,245         --
Patents .......................          3,439             --           3,439       (1,549)          (641)            --     (2,190)
                                  ------------   ------------    ------------   ----------    -----------    -----------  ---------
Total .........................   $     68,001   $    (59,119)   $      8,882   $  (33,577)   $   (17,916)   $    49,303  $  (2,190)
Unamortized intangible  assets:
Tradename .....................   $      5,909   $     (2,417)   $      3,492


                                       Net Book
                                         Value
                                     ------------
                                        December
                                        31, 2004
                                     ------------
Amortized intangible assets:
Core Technology ...............      $      4,565
Developed Technology ..........                --
Customer Relationships ........               878
Patents .......................             1,249
                                     ------------
Total .........................      $      6,692
Unamortized intangible  assets:
Tradename .....................

      Core technology and patents related to the merger with Proxim, Inc. totaled $163,000 and $1.2 million respectively, and are being amortized on a straight-line basis over their estimated useful life of 5 years.

      Core technology and customer relationships related to the acquisition of the 802.11 WLAN systems business of Agere totaled $4.4 million and $878,000 respectively, and are being amortized on a straight-line basis over an estimated useful life of 5 years and 3 years, respectively. The fair value assigned to the tradename less impairment totaled $3.5 million and because the Company will continue to use the ORiNOCO tradename the intangible asset will not be amortized.

      The Company expects amortization expense of intangible assets to be $3.4 million in fiscal 2005, $2.3 million in fiscal 2006 and $1.0 million in fiscal 2007, at which time intangible assets will be fully amortized assuming no future impairments of those intangible assets or additions as a result of acquisitions.

Note 6. Purchased In-Process Research and Development

      Purchased   in-process  research  and  development  consist  primarily  of acquired technology that has not reached technological feasibility.

      The amount expensed to purchased in-process research and development in the third quarter of 2002 related to next generation Enterprise Access Points, Radio Backbone Systems, Broadband Gateways and Network Management products acquired in the acquisition of Agere's 802.11 WLAN systems business. The amount expensed to purchased in-process research and development in the second quarter of 2002 related to technology for next generation ASICs acquired in the nBand acquisition. The amount expensed to purchased in-process research and development in the first quarter of 2002 related to 802.11a and HomeRF 2.0 wireless networking products acquired in the Proxim, Inc. merger. The following table summarizes the key assumptions underlying the valuation for the Company's purchase transactions completed during the year ended December 31, 2002 (in thousands):

                                                                                       Risk-Adjusted Discount
                                                                  Estimated Cost to      Rate for In-Process
                                                               Complete Technology at       Research and
                                                       Year     Time of Acquisition          Development
                                                      ------   ----------------------  -----------------------
802.11 WLAN systems business......................     2002             $1,322                  50.0%
Proxim, Inc.......................................     2002             $2,387                  30.0%

      The discount rates reflect the risk of the respective technology and are representative of the implied transaction rates.

      The Company does not expect to achieve a material amount of expense reductions or synergies as a result of integrating the acquired in-process technology. Therefore, the valuation assumptions do not include any anticipated synergies or cost saving associated with the transactions. The Company expected that products incorporating the acquired technology will be completed and begin to generate cash flows between six to nine months after integration. Actual results have been consistent in all material respects, with its assumptions at the effective time of the transactions.

Note 7. Balance Sheet Components

                                                                      December 31,
                                                                  --------------------
                                                                    2004        2003
                                                                  --------    --------
                                                                     (in thousands)
Investments:
Time deposits .................................................   $     20    $  1,254
Less: long-term restricted portion ............................        (20)     (1,254)
                                                                  --------    --------
Current portion ...............................................   $     --    $     --
                                                                  --------    --------
Accounts receivable, net:
Gross accounts receivable .....................................   $ 20,801    $ 34,345

Less: deferred revenue ........................................     (5,987)    (10,599)
   Allowances for bad debts, sales returns and price protection     (8,764)     (9,785)
                                                                  --------    --------
                                                                  $  6,050    $ 13,961
                                                                  --------    --------
Inventory:
Raw materials .................................................   $  2,569    $  4,238
Work-in-process ...............................................      1,512       1,282
Finished goods ................................................      5,738       8,223
Consignment inventories .......................................      3,201       6,196
                                                                  --------    --------
                                                                  $ 13,020    $ 19,939
                                                                  --------    --------
Property and equipment, net:
Computer and test equipment ...................................   $ 11,836    $ 11,427
Furniture and fixtures ........................................        201         194
Leased assets .................................................      2,987       2,942
Leasehold improvements ........................................        438         438
                                                                  --------    --------
                                                                    15,462      15,001
Less: accumulated depreciation and amortization ...............     (9,481)     (7,479)
                                                                  --------    --------
                                                                  $  5,981    $  7,522
                                                                  --------    --------
Intangible assets, net:
Core technology ...............................................   $  4,565    $ 26,531
Developed technology ..........................................         --      29,036
Customer relationships ........................................        878       8,995
Tradename .....................................................      3,492       5,909
Patents .......................................................      3,439       3,439
                                                                  --------    --------
                                                                    12,374      73,910
Less: Accumulated amortization ................................     (2,190)    (33,577)
                                                                  --------    --------
                                                                  $ 10,184    $ 40,333
                                                                  --------    --------
Other accrued liabilities:
Restructuring accruals, current portion .......................   $  3,659    $  7,144
Accrued interest on convertible promissory notes ..............         --       3,247
Accrued interest on convertible bridge notes ..................        645          --
Accrued unconditional purchase order and project commitments ..        746       1,284
Accrued compensation ..........................................      3,473       3,402
Accrued warranty costs ........................................      1,199       1,395
Deferred revenue ..............................................      3,784          --
Professional fees .............................................      1,245       1,240
Other accrued liabilities .....................................      5,266       3,092
                                                                  --------    --------
                                                                  $ 20,017    $ 20,804
                                                                  ========    ========

      Depreciation expense was $2.3 million, $3.0 million and $3.9 million for the years ended December 31, 2004, 2003 and 2002, respectively. Property and equipment includes $3.0 million and $2.9 million of computer equipment under capital leases at December 31, 2004 and 2003, respectively. Accumulated amortization of assets under capital leases totaled $836,000 and $178,000 at December 31, 2004 and 2003, respectively.

      The following is a summary of the movements in allowance for bad debt, sales returns and discounts and product warranty costs during the year ended December 31, 2004 and 2003 (in thousands):

                                     Allowance for Bad Debt Sales
                                        Returns and Discounts      Product Warranty Costs
                                     ----------------------------  -----------------------
                                       2004                2003        2004        2003
                                     --------            --------    --------    --------
Balance as of January 1 ..........   $  9,785            $  7,500    $  1,395    $  2,041
Additional provision .............     17,038              10,590         990         207
Settlements made during the period    (18,059)             (8,305)     (1,186)       (853)
                                     --------            --------    --------    --------
Balance as of December 31 ........   $  8,764            $  9,785    $  1,199    $  1,395
                                     ========            ========    ========    ========

Note 8. Impairment of Loan to Officer

      The Company had guaranteed up to $5 million of obligations of an officer of the Company, with respect to a margin loan with an investment bank that he established prior to 2001. On October 15, 2002, the investment bank called the Company's guaranty of $5 million. The Company continues to seek repayment from the former officer under a Reimbursement and Security Agreement. In this regard, in January 2003, the former officer made a cash payment of $0.5 million to the Company. The Company assessed the recoverability of the remaining balance of the loan with respect to the former officer's current financial position and recorded an impairment charge of $4.5 million in the fourth quarter of 2002. This impairment charge does not constitute forgiveness of the former officer's indebtedness to the Company. Future payments by the former officer under the Reimbursement and Security Agreement will be recorded as income in the period cash is received.

Note 9. Revenue Information and Concentration of Credit Risks

      The Company's products are grouped into two product lines: WWAN and WLAN product lines. The WWAN product line includes point-to-point Lynx and Tsunami products and point-to-multipoint Tsunami products. The WLAN product line includes products based on 802.11 standard-based and ORiNOCO products and license revenue. Prior to the March 26, 2002 merger with Proxim, Inc., the Company did not have a WLAN product line. Historical WLAN revenue prior to March 26, 2002 of the former Proxim, Inc., and prior to August 5, 2002, for the ORiNOCO products acquired from Agere, are not reported in the table below. Revenue information by product line is as follows (in thousands):

                                               Year Ended December 31,
                                            ------------------------------
      Product Line                            2004       2003       2002
                                            --------   --------   --------
      WWAN product revenue ..............   $ 62,352   $ 74,658   $ 83,799
      WLAN product revenue ..............     51,372     67,808     60,861
      WLAN license revenue ..............         --      6,000         --
                                            --------   --------   --------
      Total revenue .....................   $113,724   $148,466   $144,660
                                            ========   ========   ========

      The Company sells its products worldwide through a direct sales force, independent distributors, and value-added resellers. It currently operates in two geographic regions: North America and International. Revenue outside of the North America consists primarily of export sales denominated in United States dollars. Disaggregated financial information regarding the Company's revenue by geographic region is as follows (in thousands):

                                             Year Ended December 31,
                                         ------------------------------
         Geographical Region               2004       2003       2002
                                         --------   --------   --------
         North America product revenue   $ 64,920   $ 82,023   $ 89,890
         North America license revenue         --      6,000         --
         International product revenue     48,804     60,443     54,770
                                         --------   --------   --------
         Total revenue ...............   $113,724   $148,466   $144,660
                                         ========   ========   ========

      The following table summarizes each customer, which accounted for more than 10% of the Company's total revenue each year:

                                                Year Ended December 31,
                                               -------------------------
                                                2004      2003     2002
                                               ------    ------  ------
        Tech Data Corporation .............     15.5%     13.9%      *
        Winncom Technologies ..............     14.2%       *        *

        Comstor ...........................       *         *      23.0%

-------------
* Customer accounted for less than 10% of total revenue in the respective fiscal year.

      As of December 31, 2004 and 2003, approximately 55% and 57% of accounts receivable, respectively, were concentrated with ten customers.

Note 10. Provision for Excess and Obsolete Inventory

           The Company provides for inventory allowance based on excess and obsolete inventories determined primarily by the current 12-month sales demand forecasts. The Company uses a 12-month demand forecast because the wireless communications industry is characterized by rapid technological changes such that if the Company has not sold a product after a 12-month period it is unlikely that the product will be sold. The allowance is measured for each specific product family as the difference between the cost of the inventory and market based upon assumptions about future demand and is charged to provision for excess and obsolete inventory, which is a component of the Company's cost of sales. Charges for excess and obsolete inventory during year ended December 31, 2004 amounted to $3.9 million.

           During the year ended December 31, 2004, the Company recorded a restructuring benefit from excess and obsolete inventory of $820,000 due to reversal of commitments that had been settled with the contract manufacturers for less than the Company's initial estimate for adverse purchase order commitments recorded in 2002.

           During the year ended December 31, 2003, the Company recorded a $22.5 million restructuring provision for excess and obsolete inventory as part of the Company's restructuring activities. To mitigate the component supply constraints that have existed in the past, the Company had built inventory levels for certain components with long lead times and entered into longer-term commitments for certain components. The excess inventory charges were due to the following factors:

      o A sudden and significant decrease in demand for certain Lynx and Tsunami license-exempt point-to-point, products based on 802.11a standard and Harmony products;

      o Notification from customers that they would not be ordering as much as they had previously indicated;

      o Continued decline in the demand for fixed wireless solutions due to the worldwide slowdown in the telecom industry;

      o Continued increase in competition for wireless networking products, particularly related to home networking and enterprise LANs; and

      o Management's strategy to discontinue products, and in certain cases replace those products with newer or redesigned products.

      The following is a summary of the movements in the reserve for excess and obsolete inventory during the year ended December 31, 2003 and 2004 (in thousands):

Balance as of December 31, 2002 .................................      $ 32,845
Restructuring reserve for excess and obsolete inventory .........        22,549
Inventory scrapped ..............................................       (50,322)
                                                                       --------
Balance as of December 31, 2003 .................................      $  5,072
Provision for excess and obsolete inventory .....................         3,933
Inventory scrapped ..............................................        (2,100)
                                                                       --------
Balance as of December 31, 2004 .................................      $  6,905
                                                                       ========

      The Company does not currently anticipate that the excess inventory subject to this reserve will be used at a later date based on the current 12-month forecast.

Note 11. Restructuring Charges for Severance and Excess Facilities

      Prior to the Company's adoption of SFAS No. 146 on January 1, 2003, the Company accounted for restructuring charges under the provisions of Emerging Issues Task Force ("EITF") No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" and Staff Accounting Bulletin ("SAB") No. 100 regarding the accounting for and disclosure of certain expenses commonly reported in connection with exit activities and business combinations.

      During the year ended December 31, 2002, the Company recorded $43.2 million of restructuring charges, including $35.4 million, $3.6 million, $2.3 million and $1.9 million in the first, second, third and fourth quarters of 2002, respectively, related to closure of certain facilities, discontinued product lines and severance pay. The charges include $40.8 million of cash provisions, which include severance of $7.4 million for 194 employees, $33.1 million for future lease commitments, net of estimated future sublease receipts, and exit costs related to the closure of four facilities and $0.3 related to consulting fees. The charge also includes $2.4 million of non-cash provisions related to fixed assets that will no longer be used at the facilities.

      During the year ended December 31, 2003, the Company recorded restructuring charges of $7.3 million, consisting of $24.8 million of cash provisions and $3.3 million of non-cash provisions for abandoned property and equipment, partially offset by a $20.8 million net reversal of restructuring accruals. The $24.8 million of cash provisions consisted of $12.7 million of operating lease commitments, less estimated future sublease receipts, and exit costs of certain closed facilities, $9.1 million of severance payments for 111 employees and $0.6 million of consulting fees. The $20.8 million net reversal of restructuring accruals represented the reversal of $27.8 million of previously recorded lease obligation restructuring reserves, partially offset by the write-down of fair value of an asset held for sale of $6.9 million. The Company reversed a total of $27.8 million of restructuring reserves, of which $26.8 million related to buying, terminating and selling the leased property in Sunnyvale, California during the fourth quarter of 2003. The Company reversed an additional $1.0 million of previously recorded restructuring reserves related to another building lease in Sunnyvale as a result of a reduction of the lease commitments agreed to with the lessor.

      During the year ended December 31, 2004, the Company recorded restructuring charges of $2.1 million, consisting of $2.0 million of cash provisions and $0.1 million of non-cash provisions for abandoned property and equipment. The $2.0 million of cash provisions consisted of $1.7 million of operating lease commitments, less estimated future sublease receipts and exist costs related to a portion of the Sunnyvale facility, which was closed in the first quarter of 2004, and $323,000 of severance payments for five employees. The estimated future sublease receipts are based on current comparable rates for leases in the respective markets. If facility rental rates continue to decrease in these markets, or it takes longer than expected, or if the Company is unable to sublease these facilities, the actual costs to close these facilities could exceed the original estimates, and additional restructuring charges totaling $2.5 million could result.

      The following table summarizes the restructuring activities during the years ended December 31, 2002, 2003 and 2004 (in thousands):

                                                                             Asset Held
                                                 Severance     Facilities     for Sale       Other         Total
                                                 ----------    ----------    ----------    ----------    ----------
Balance as of December 31, 2001 ..............   $      198    $       52    $       --    $      180    $      430
Reclassifications among categories ...........           --           180            --          (180)           --
Balance acquired with Proxim, Inc. ...........           --         1,066            --            --         1,066
Provision charged to operations ..............        7,395        33,080            --         2,702        43,177
Non-cash charges utilized ....................           --            --            --        (2,405)       (2,405)
Cash payments ................................       (7,593)       (3,928)           --          (297)      (11,818)
                                                 ----------    ----------    ----------    ----------    ----------
Balance as of December 31, 2002 ..............   $       --    $   30,450    $       --    $       --    $   30,450
Provision charged to operations ..............        9,071        12,743         6,925         3,904        32,643
Reversal of previously recorded provision ....           --       (27,764)           --            --       (27,764)
Non-cash charges utilized ....................           --            --            --        (3,304)       (3,304)
Cash payments ................................       (5,451)       (3,845)       (9,966)           --       (19,262)
Proceeds from sale of asset held for sale, net           --            --         3,041            --         3,041
                                                 ----------    ----------    ----------    ----------    ----------
Balance as of December 31, 2003 ..............   $    3,620    $   11,584    $       --    $      600    $   15,804
Provision charged to operations ..............          323         1,653            --           119         2,095
Non-cash charges utilized ....................           --            --            --          (119)         (119)
Cash payments ................................       (3,827)       (3,317)           --            --        (7,144)
                                                 ----------    ----------    ----------    ----------    ----------
Balance as of December 31, 2004 ..............   $      116    $    9,920    $       --    $      600    $   10,636
                                                 ==========    ==========    ==========    ==========    ==========

      The restructuring accruals were presented on the balance sheet as follows (in thousands):

                                                               December 31,
                                                         -----------------------
                                                          2004            2003
                                                         -------         -------
Restructuring accruals:
Current ........................................         $ 3,659         $ 7,144
Long-term ......................................           6,977           8,660
                                                         -------         -------
Total restructuring accruals ...................         $10,636         $15,804
                                                         =======         =======

Note 12. Loss on Early Extinguishment of Debt

      Upon stockholders' approval in December 2003, the Notes of $30 million were modified to include (1) warrants to purchase 2.4 million shares of common stock; and (2) a right to convert to Series B preferred stock at the option of the investors. The Company determined under Emerging Issues Task Force 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments," that the modification was made with substantially different terms and a debt extinguishment resulted. Accordingly, the December Note instrument was recorded at fair value and that amount was used to determine the debt extinguishment loss to be recognized and the effective rate of the new instrument. The warrants were also recorded at fair value (See Note 20 to the consolidated financial statements for details). A loss on debt extinguishment of $22.2 million was recorded in the fourth quarter of 2003.

Note 13. Income Taxes

      The Company provides for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability based approach in accounting for income taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against deferred tax assets that are not likely to be realized.

      The components of the provision (benefit) for income taxes for the years ended December 31, 2004, 2003, and 2002 are as follows:

                                                      Years Ended December 31,
                                                    ----------------------------
                                                     2004       2003       2002
                                                    ------     ------     ------
Current:
Federal .......................................     $   --     $   --     $   --
Foreign .......................................        799         --         --
State .........................................         --         --         --
                                                    ------     ------     ------
                                                       799         --         --
Deferred:
Federal .......................................         --         --      2,067
Foreign .......................................         --         --         --
State .........................................         --         --      1,157
                                                    ------     ------     ------
                                                    $   --     $   --     $3,224
                                                    ------     ------     ------
                                                    $  799     $   --     $3,224
                                                    ======     ======     ======

      The provision for income taxes differs from the amounts, which would result by applying the applicable statutory Federal income tax rate to income before taxes, as follows (in thousands):

                                                                Year Ended December 31,
                                                            --------------------------------
                                                              2004        2003        2002
                                                            --------    --------    --------
Provision at federal statutory rate of 35% ..............   $(16,775)   $(44,604)   $(82,819)
Foreign earnings ........................................        410          --          --
State income taxes, net of federal benefits .............         --         110     (12,069)
Goodwill impairment and amortization of intangible assets         --          --      36,860
Amortization of deferred stock compensation .............         --          --         299
In-process research and development .....................         --          --       5,635
Change in valuation allowance ...........................     17,053      44,179      52,695
Research and development tax credits ....................         --          --        (500)
Other ...................................................        111         315       3,123
                                                            --------    --------    --------
Total provision for taxes ...............................   $    799    $     --    $  3,224
                                                            ========    ========    ========

      The major components of the net deferred tax asset are as follows (in thousands):

                                                          December 31,
                                                    ----------------------
                                                       2004         2003
                                                    ---------    ---------
Deferred tax assets:
Inventory write-down ............................   $   2,814    $   2,066
Goodwill and other intangibles assets ...........      16,387        8,830
Restructuring accruals ..........................       2,843        6,963
Accrued royalties ...............................       7,419       10,961
Other reserves and accruals .....................       7,739        9,805
Net operating losses ............................     107,702       87,131
Research and development credit and other credits       9,023        9,023
Gross deferred tax asset ........................     153,927      134,779
Valuation allowance .............................    (153,927)    (134,779)
                                                    ---------    ---------
   Net deferred tax asset .......................   $      --    $      --
                                                    =========    =========

      As of December 31, 2004, the Company's federal and state net operating loss carryforwards for income tax purposes were approximately $288.6 million and $89.2 million, respectively. If not utilized, these net operating loss carryfowards will begin to expire at various dates between 2006 and 2024. The Company's federal and state research tax credit carryforwards for income tax purposes are approximately $5.1 million and $3.8 million, respectively. If not utilized the federal tax credit carryforwards will begin to expire in 2012. The Company has a valuation allowance of approximately $153.9 million as of December 31, 2004 for deferred tax assets because of uncertainty regarding their realization.

      Deferred tax assets of approximately $16.4 million as of December 31, 2004 pertain to certain net operating loss carryforwards and credit carryforwards resulting from the exercise of employee stock options. When recognized, the tax benefit of these loss and credit carryforwards are accounted for as a credit to additional paid-in capital rather than a reduction to the income tax provision.

      The Internal Revenue Code of 1986, as amended, contains provisions that may limit the net operating loss and credit carryforwards available for use in any given period upon the occurrence of certain events, including a significant change in ownership interests.

Note 14. Induced Conversion Charge

      As described under Note 1, Liquidity and Significant Events, upon stockholders' approval in October 2004, the Investors surrendered all of their Series A Preferred Stock, all of their Series B Preferred Stock and all of their warrants to purchase the Company's Class A common stock for 16.4 million shares of Class A common stock and 400,000 shares of Series C Preferred Stock. The Company evaluated the Exchange under Emerging Issues Task Force Topic D-42, "The Effect on the Calculation of Earnings per Share of the Redemption or Induced Conversion of Preferred Stock," with the assistance of a third-party valuation consulting firm and recorded a $44.0 million induced conversion charge in the quarter ended December 31, 2004 related to the excess of the fair value of the Class A common stock issued in the transaction to the holders of the preferred stock over the fair value of the securities issuable pursuant to the original conversion terms. This induced conversion charge increased the net loss to arrive at net loss attributable to common stockholders in the calculation of net loss per share attributable to common stockholders.

Note 15. Interest Expense, Net and Other Income, Net

      The following table summarized the components of interest expense, net (in thousands):

                                                                           Year Ended December 31,
                                                                      --------------------------------
                                                                        2004        2003        2002
                                                                      --------    --------    --------
Interest (expense) reversal on royalty charges relating to Symbol .
   litigation .....................................................   $  2,946    $ (3,037)   $     --
Interest expense on convertible notes .............................     (5,808)     (3,252)         --
Interest expense on convertible bridge notes ......................       (645)         --          --
Interest expense on Series C mandatorily redeemable preferred stock       (671)         --          --
Other interest expense, net .......................................       (228)     (1,051)        (85)
                                                                      --------    --------    --------
                                                                      $ (4,406)   $ (7,340)   $    (85)
                                                                      ========    ========    ========

      The following table summarized the components of other income, net (in thousands):

                                                         Year Ended December 31,
                                                   -----------------------------------
                                                      2004         2003         2002
                                                   ---------    ---------    ---------
Amortization of debt discount and issuance costs   $  (8,382)   $    (605)   $      --
Revaluation of common stock warrants ...........      21,800          400           --
Gain (loss) on sale of short-term investment ...        (308)         377           --
                                                   ---------    ---------    ---------
                                                   $  13,110    $     172    $      --
                                                   =========    =========    =========

Note 16. Net Loss Per Share Attributable to Common Stockholders

      Basic and diluted net loss per share attributable to common stockholders are presented in conformity with SFAS No. 128, "Earnings Per Share." The following is a reconciliation of the numerators and denominators of the basic and diluted net loss per share computations for the years ended December 31, 2004, 2003 and 2002 (in thousands except per share data):

                                                                   Years Ended December 31,
                                                              ----------------------------------
                                                                2004         2003         2002
                                                              --------    ---------    ---------
Net loss attributable to common stockholders ..............   $(99,733)   $(133,743)   $(244,480)
Weighted average common shares outstanding ................     15,539       12,166       10,512
                                                              --------    ---------    ---------
Net loss per share -- basic and diluted ...................   $  (6.42)   $  (10.99)   $  (23.26)
                                                              --------    ---------    ---------
Potentially dilutive shares not included in the calculation
   because they are antidilutive ..........................      2,669       15,022        7,467

      For the years ended December 31, 2004, 2003 and 2002, basic net loss per share under SFAS No. 128 was computed using the weighted average number of shares outstanding during the period. Diluted net loss per share was determined in the same manner as basic earnings per share except that the number of shares was increased assuming dilutive stock options and warrants using the treasury stock method. For the years ended December 31, 2004, 2003 and 2002, the incremental shares from the assumed exercise of stock options and warrants were not included in computing diluted per share amounts as the effect would be antidilutive. For the years ended December 31, 2004, 2003 and 2002, options to purchase 2,404,344, 2,823,814 and 3,036,781 shares of common stock were excluded from the diluted net loss per share calculations. For the years ended December 31, 2004, 2003 and 2002 warrants to purchase 265,131, 4,478,477 and 1,970,477 shares of common stock were excluded from the diluted net loss per share calculations. For the years ended December 31, 2004, 2003 and 2002, zero, 7,719,576 and 2,459,269 shares of Common Stock assuming conversion of Series A and Series B Preferred Stock and convertible notes were excluded from the diluted net loss per share calculations.

Note 17. Convertible Promissory Notes

      On July 22, 2003, the Investors agreed to collectively invest an aggregate of $30.0 million and potentially up to an aggregate of $40.0 million in the Company. On July 30, 2003, the Company issued short-term secured exchangeable promissory notes bearing interest at 25% per annum pursuant to the securities purchase agreement dated July 22, 2003. On October 21, 2003, the Company amended and restated its securities purchase agreement (the "Amended Agreement") with the Investors and its $30.0 million short-term secured promissory notes issued to these Investors on July 30, 2003. The amended and restated secured exchangeable promissory notes (the "Amended Notes") continued to bear interest at 25% per annum, subject to increase on an event of default or other events.

      At the option of the Investors and subject to the approval of the Company's stockholders, the Amended Notes were exchangeable for shares of the Company's Series B Preferred Stock with an aggregate initial liquidation preference equal to the principal amount of the exchanged indebtedness, plus accrued but unpaid interest, at the conversion price of $100.00 per share. The liquidation preference on the Amended Notes accreted at 14% per annum, compounded quarterly, through the seventh anniversary of the date on which the Company first issued shares of the Series B Preferred Stock, or the Series B Preferred Stock original issue date. Upon issuance, the Series B Preferred Stock also was entitled to per share weighted average conversion price adjustments for dilutive issuances and subscription rights in certain equity financings.

      Subject to the approval of its stockholders, the Company agreed to issue to the Investors warrants to purchase 1.8 million and 0.6 million shares of Class A common stock at an exercise price of $14.60 and $15.30 per share, respectively (collectively, the "Series B Warrants"). The Investors also agreed to make available to the Company an additional $10.0 million, issuable in exchange for senior secured exchangeable promissory notes (the "New Notes," and together with the Amended Notes, the "Notes"), at the Company's election (the "Call Right").

      At a special meeting of stockholders held on December 12, 2003, the Company's stockholders approved the Company's ability to issue to the Investors:
(i) shares of the Company's Series B Preferred Stock upon exercise of each Investor's right to exchange the Notes, plus accrued but unpaid interest thereon, as well as upon each Investor's exercise of the right to exchange any New Notes that the Company might issue to the Investors, plus accrued but unpaid interest thereon; and (ii) the Series B Warrants. Following the receipt of stockholder approval, the Company issued the Series B Warrants to the Investors on December 12, 2003. In accordance with the terms of the Amended Agreement, the Company exercised its Call Right and on December 19, 2003, the Company issued the New Notes to the Investors in exchange for an additional investment of $10 million.

      On July 30, 2004, the Investors exchanged the aggregate principal amount of the Notes plus accrued but unpaid interest thereon of $49,059,990, for 490,599 shares of Series B Preferred Stock, in accordance with the existing terms and conditions of the Notes. The exchange relieved the Company from the requirement to repay the Notes on their maturity date of September 30, 2004.

Note 18. Convertible Bridge Notes

      As of December 31, 2004, the Company had outstanding secured convertible bridge notes ("Bridge Notes") of $10 million which were issued on July 30, 2004. The Bridge Notes bear interest at 15 percent per annum and are due on June 30, 2005. In accordance with the terms of the Bridge Notes, all principal and accrued interest will convert into Class A common stock and/or warrants to purchase Class A common stock, at the same price and upon the same terms and conditions offered to other investors, if prior to June 30, 2005 the Company closes a financing transaction with gross proceeds of $20.0 million or more through a sale of its Class A common stock and/or warrants to purchase Class A common stock. If such a financing transaction does not occur, the Bridge Loan becomes due and payable by its terms on June 30, 2005, or upon an earlier change in control, liquidation event, or material asset sale. In the event of a change in control or material asset sale prior to our closing such Common Stock transaction, the principal amount of the Bridge Notes automatically will increase to $15.0 million, which will become immediately repayable together with accrued but unpaid interest on the $10.0 million principal amount as of the date of the change in control or material asset sale. This greater amount is only payable by the Company in the event of change in control or material asset sale; if such an event does not occur prior to June 30, 2005, the Company will be required to pay to the Investors on June 30, 2005 the lesser amount that is equal to the aggregate principal amount and accrued but unpaid interest on the Bridge Notes.

Note 19. Mandatorily Redeemable Preferred Stock

      As described under Note 1, Liquidity and Significant Events, on July 27, 2004, subject to the approval of the Company's stockholders, the Investors agreed to surrender all of their Series A Preferred Stock, all of their Series B Preferred Stock, and all of their warrants to purchase the Company's Class A common stock in exchange for an aggregate of 16.4 million shares of Class A common stock and 400,000 shares of the Company's newly issued Series C Preferred Stock (the "Exchange"). At a special meeting of stockholders held on October 21, 2004, the Company's stockholders approved the Exchange and the Investors surrendered all of their Series A Preferred Stock, all of the Series B Preferred Stock and all of their Class A common stock warrants. As of December 31, 2004, Mandatorily Redeemable Preferred Stock consisted of the following:

                                            Issued and      Liquidation
                           Authorized       Outstanding      Preference
                          ------------    --------------   --------------
Series A..............      3,000,000               --      $         --
Series B..............        540,000               --                --
Series C..............        400,000           400,000       40,671,000
                                                            ------------
                                                            $ 40,671,000
                                                            ============

Series A Mandatorily Convertible Preferred Stock ("Series A Preferred Stock"). In August 2002, in connection with the acquisition of the 802.11 WLAN systems business of Agere Systems, Inc., Warburg Pincus and BCP Capital agreed to collectively invest $75.0 million in the Company. These investors received 1,640,000 shares of Series A Preferred Stock in the amount of approximately $41.0 million, with a conversion price of approximately $30.60 per share, and warrants to purchase approximately 0.67 million shares of our Class A common stock valued at $12.3 million. The value of the warrants was recorded as a reduction of the Series A Preferred Stock carrying value and recorded as additional paid-in capital. A deemed preferred stock dividend representing the beneficial conversion feature of the Series A Preferred Stock of $2.7 million was also recorded to increase the loss attributable to holders of the Company's Class A common stock.

      Upon receipt of approval of the Company's stockholders at a special meeting held on October 8, 2002, the notes issued to these investors were converted into 1,360,000 shares of Series A Preferred Stock and the Company granted to these investors additional warrants to purchase approximately 0.56 million shares of the Company's Class A common stock value at $1.7 million. In total, the investors were granted warrants to acquire 1.2 million shares of Class A common stock for approximately $30.60 per share value at $14.0 million.

      The issuance of Series A Preferred Stock, convertible notes and related warrants and the subsequent conversion, accretion and interest accrual were recorded through December 31, 2004 as follows (in thousands):

                                                                                                     Common
                                                                                                    Stock and
                                                                                     Series A      Additional
                                                                      Convertible    Preferred       Paid-In      Accumulated
                                                                         Notes         Stock         Capital        Deficit
                                                                      -----------   -----------    -----------    -----------
Issuance of Series A Preferred Stock ..............................   $        --   $    41,000    $        --    $        --
Issuance of convertible notes .....................................        34,000            --             --             --
Issuance of warrants ..............................................            --       (13,993)        13,993             --
Conversion of convertible notes ...................................       (34,000)       34,000             --             --
Deemed Preferred Stock dividend ...................................            --            --          2,740         (2,740)
Accretion of Preferred Stock redemption obligations ...............            --         2,936         (1,046)        (1,890)
Accrued interest on convertible notes payable in Preferred Stock ..            --           469             --             --
                                                                      -----------   -----------    -----------    -----------
Balance as of December 31, 2002 ...................................   $        --   $    64,412    $    15,687    $    (4,630)
Accretion of Preferred Stock redemption obligations ...............            --         9,168         (2,865)        (6,303)
                                                                      -----------   -----------    -----------    -----------
Balance as of December 31, 2003 ...................................   $        --   $    73,580    $    12,822    $   (10,933)
Accretion of Preferred Stock redemption obligations ...............            --         7,714         (2,254)        (5,460)
Conversion of Series A Preferred Stock to common stock ............            --       (81,294)        81,294             --
                                                                      -----------   -----------    -----------    -----------
Balance as of December 31, 2004 ...................................   $        --   $        --    $    91,862    $   (16,393)
                                                                      ===========   ===========    ===========    ===========

Series B Mandatorily Convertible Preferred Stock ("Series B Preferred Stock"). On July 30, 2004, the Investors exchanged the aggregate principal amount of the Notes plus accrued but unpaid interest thereon of $49,059,990, for 490,599 shares of Series B Preferred Stock, in accordance with the existing terms and conditions of the Notes (Note 17). The issuance of the Notes and the subsequent conversion, accretion and interest accrual were recorded through December 31, 2004 as follows (in thousands):

                                                                                                     Common
                                                                                                    Stock and
                                                                                     Series B      Additional
                                                                      Convertible    Preferred       Paid-In     Accumulated
                                                                         Notes         Stock         Capital       Deficit
                                                                      -----------   -----------    -----------   -----------
Issuance of convertible notes ...................................     $    40,000   $        --    $        --   $        --
Debt discount ...................................................          (5,565)           --             --            --
Amortization of debt discount costs .............................             300            --             --          (300)
                                                                      -----------   -----------    -----------   -----------
Balance as of December 31, 2003 .................................     $    34,735   $        --    $        --   $      (300)
Amortization of debt discount costs .............................           5,265            --             --        (5,265)
Accrued interest on convertible notes payable in Preferred  Stock           9,060            --             --        (9,060)
Conversion of convertible notes .................................         (49,060)       49,060             --            --
Issuance cost ...................................................              --          (521)            --            --
Accretion of Series B Preferred Stock redemption obligations ....              --         1,546             --        (1,546)
Conversion of Series B Preferred Stock to common stock ..........              --       (50,085)        50,085            --
                                                                      -----------   -----------    -----------   -----------
Balance as of December 31, 2004 .................................     $        --   $        --    $    50,085   $   (16,171)
                                                                      ===========   ===========    ===========   ===========

Series C Mandatorily Redeemable Preferred Stock ("Series C Preferred Stock"). The issuance of Series C Preferred Stock and the interest accrual was recorded through December 31, 2004 as follows (in thousands):

                                                        Series C
                                                       Preferred     Accumulated
                                                         Stock         Deficit
                                                      ------------   ------------
Issuance of Series C Preferred Stock ..............   $     40,000   $         --
Accretion of Preferred Stock redemption obligations            671           (671)
                                                      ------------   ------------
Balance as of December 31, 2004 ...................   $     40,671   $       (671)
                                                      ============   ============

      The holders of Series C Preferred Stock are not entitled to voting rights or to receive dividends but have various rights and preferences as follows:

    Liquidation Preference.

      The initial liquidation preference for the shares of Series C Preferred Stock is $100.00 per share. The liquidation preference accretes at 8.75% per annum, compounded quarterly, through October 22, 2012. The liquidation preference is subject to adjustment in the event the Company undertakes a business combination or other extraordinary transaction, or it is liquidated or dissolved. In the event of a change of control transaction or material asset sale after the Series C Preferred Stock original issue date, the liquidation preference automatically increases to include eight full year of accretion at 8.75% per annum.

    Mandatory Redemption.

      On October 22, 2012, the Company is required to redeem all outstanding shares of Series C Preferred Stock at its fully accreted value of approximately $80 million. Upon an earlier change of control transaction or material asset sale after the Series C Preferred Stock original issue date, the Series C Preferred Stock will become redeemable at a liquidation preference of approximately $80 million as if it had fully accreted through the eighth anniversary of the Series C Preferred Stock original issue date.

    Optional Redemption.

      At any time prior to October 22, 2012, the Company has the right at its option to redeem all outstanding shares of Series C Preferred Stock at a price per share in cash equal to the liquidation preference as if the Series C Preferred Stock had fully accreted through the eighth anniversary of the Series C Preferred Stock original issue date. Additionally, the Company has the right at its option to redeem all outstanding shares of Series C Preferred Stock (i) at any time prior to, and including, the third anniversary of the Series C Preferred Stock original issue date at a price per share in cash equal to its then accreted liquidation preference, if the market price of the Company's Class A common stock has been higher than $22.50 for a period of forty-five (45) consecutive trading days prior to the date that notice of redemption is given to the Investors or (ii) at any time following the third anniversary of the Series C Preferred Stock original issuance date at a price per share equal to its then accreted liquidation preference if the market price of the Company's Class A common stock has been higher than $20.00 for a period of forty-five consecutive trading days prior to the date that notice of redemption is given to the Investors.

Note 20. Stockholders' Deficit

      Common Stock. The Company's authorized common stock consists of Class A and Class B common stock. Holders of Class A common stock are entitled to one vote per share. Holders of Class B common stock are entitled to ten votes per share. Each share of Class B common stock is convertible into one share of Class A common stock at the election of the stockholder or, prior to the Company's initial public offering, upon such event.

      In conjunction with the recapitalization transaction in 1999 the Company repurchased 4,200,000 shares of Class B common stock for $21.0 million from Glenayre Technologies Inc. and held these shares as treasury stock.

      Simultaneously with the closing of the Company's initial public offering, all of the Company's then outstanding 3,800,000 shares of Class B common stock and 4,200,000 shares of Class B treasury stock were automatically converted into 3,800,000 shares of Class A common stock and 4,200,000 shares of Class A treasury stock, respectively.

      On March 26, 2002 the Company acquired Proxim, Inc. for 5,950,650 shares of Class A Common Stock.

      As of December 31, 2004, the Company had 32,972,511 shares of Class A Common Stock issued and outstanding and 4,218,553 shares of Class A treasury stock.

      Note Receivable from Stockholders. As of December 31, 2003, the Company had notes receivable from stockholders of $711,000, representing common stock that had been issued during 2002 to former officers and employees of the former Western Multiplex Corporation in exchange for promissory note agreements. During the fourth quarter of 2004, the Company recorded a reserve of $182,000 for the recoverability of these notes after an assessment on the collectibility of the notes was made. The remaining balance of $529,000 is recorded as contra-equity in the Company's stockholders' deficit. Warrants.

                                                                                                             Total Number
                                                                                                               of Shares
                                                                         Warrants for                        Issuable Upon
                                                                            Class A       Exercise Price      Exercise of
                                                                         Common Stock       per Share           Warrants
                                                                         ------------   -----------------    --------------
Balance at December 31, 2001........................................            2,916   $96.10 - $140.10              2,916
Issuance of warrants in connection with merger with Proxim, Inc.....          222,888   $68.50 - $132.30            222,888
Issuance of warrants in connection with financing arrangements......        1,813,346        $20.68               1,813,346
Warrants expired....................................................          (68,673)  $119.10 - $132.30           (68,673)
                                                                         ------------   -----------------    --------------
Balance at December 31, 2002........................................        1,970,477          --                 1,970,477
Issuance of warrants in connection with licensing and distribution
   agreement........................................................          108,000        $23.40                 108,000
Issuance of warrants in connection with financing arrangements......        1,800,000        $14.60               1,800,000
Issuance of warrants in connection with the financing arrangements..          600,000        $15.30                 600,000
                                                                         ------------   -----------------    --------------
Balance at December 31, 2003........................................        4,478,477          --                 4,478,477
Surrender of warrants in connection with financing restructure
   (Note 1).........................................................       (4,213,346)   $14.60 - $30.60         (4,213,346)
                                                                         ------------   -----------------    --------------
Balance at December 31, 2004........................................          265,131          --                   265,131
                                                                         ============                        ==============

---------------
* The above table has been restated to reflect antidilution adjustments in accordance with the terms of the warrants.

      In connection with a new operating lease entered into in September 2000, the Company issued 2,500 warrants to the lessor in November 2000. Each new warrant is convertible into one share of Class A common stock of the Company at an exercise price of $140.10 per share. These warrants are exercisable during the period beginning on January 1, 2001 and ending on December 1, 2005. The Company estimated the fair value of the warrants using the Black-Scholes option valuation model and determined the compensation expense throughout the life of the lease to be immaterial.

      In connection with the acquisition of WirelessHome Corporation, the Company assumed a warrant to purchase 416 shares of the Company's Class A common stock at an exercise price of $96.10 per share. These warrants will expire on December 16, 2009.

      In connection with the acquisition of Proxim, Inc., the Company assumed warrants to purchase 36,280, 32,393 and 154,215 shares of the Company's Class A common stock at an exercise price of $119.10 and $132.30 and $68.50 per share, respectively. These warrants expire on April 28, 2002, June 2, 2002 and November 27, 2005. As of December 31, 2004 154,215 warrants were outstanding.

      In connection with the acquisition of the 802.11 WLAN systems business of Agere Systems, Inc., the Company issued to Warburg Pincus and BCP Capital warrants to purchase an aggregate of 1,227,134 shares of the Company's Class A common stock. The Company issued an aggregate of 586,212 warrants to purchase the Company's Class A common stock as a result of antidilution adjustments in connection with the issuance by the Company in 2003 of $30.0 million of the Company's Subordinated Secured Promissory Notes and the July 30, 2004 issuance by the Company of 490,599 shares of Series B Preferred Stock. Each new warrant is convertible into one share of Class A common stock of the Company at an exercise price of approximately $30.60 per share. The Company has estimated the fair value of the warrants using the Black-Scholes option valuation model totaling $14.0 million. These warrants with the expiration date of August 5, 2007 were surrendered in October 2004 in connection with the financing restructure described in Note 1.

      In connection with a three-year licensing and distribution agreement entered into with Motorola, Inc. on September 8, 2003, the Company issued to Motorola a fully vested warrant to purchase 108,000 shares of the Company's common stock at an exercise price of $23.40 per share. This warrant will expire on September 8, 2008. The Company has estimated the fair value of the warrant using the Black-Scholes option valuation model at $2.1 million. The fair value of the warrant will be amortized on a straight-line basis over the three-year term of the commercial arrangement with Motorola with periodic charges against revenue effective beginning in the quarter ended April 1, 2004.

      The following assumptions were applied when estimating the fair value of the warrants issued in the year ended December 31, 2002 and 2003 using the Black-Scholes option pricing model:

                                                         Year Ended December 31,
                                                       -------------------------
                                                          2003           2002
                                                       ---------       ---------
Risk-free interest rate.............................     2.34%           3.21%
Expected life of option.............................    5 years         5 years
Dividend yield......................................       0%             0%
Volatility of common stock..........................      118%           114%

      In connection with additional investments made by Warburg Pincus and BCP Capital during the year ended December 31, 2003, the Company issued to these investors warrants to purchase 1.8 million and 0.6 million shares of the Company's Class A common stock at an exercise price of $14.60 per share and $15.30 per share, respectively (see Note 17). These warrants were valued by the Company with the assistance of an independent valuation consulting firm at $22.2 million at December 12, 2003 and $21.8 million at December 31, 2003. The fair value of the warrants was recorded as long-term liability, as the warrant holders were entitled to require the Company to purchase the warrants for cash upon the occurrence of a change in control event. In connection with the financing restructure (see Note 1), the Investors surrendered these warrants on October 22, 2004. Prior to surrender, the fair value of the warrants was subject to revaluation adjustments at the end of each reporting period. The resulting gain recorded as other income in the year ended December 31, 2004 and 2003 was $21.8 million and $0.4 million, respectively.

      Deferred Stock Compensation. In connection with the grant of certain stock options and sales of certain stock to employees and directors during fiscal 2000, the Company recorded deferred stock compensation within stockholders' equity of $8.5 million, representing the difference between the estimated fair value of the common stock and the option exercise price of these options at the date of grant or the stock sale price at the date of sale. Such amount is presented as a reduction of stockholders' equity. The portion of deferred stock compensation associated with the stock options was amortized over the vesting period of the applicable options using an accelerated method of amortization. Under the accelerated method, each vested tranche of options is accounted for as a separate option grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services will be provided; however, the method results in a front-loading of the compensation expense. For the portion of deferred stock compensation associated with stock sales, the Company recorded the expense over the period the shares were vested using the accelerated method. For the year ended December 31, 2002 the Company recorded amortization of deferred compensation, net of cancellations, of $855,000.

      Employee's Stock Forward Sale Agreements. On December 20, 2001 the Company entered into stock forward sale agreements with certain employees. Under these agreements the Company bought back 7,814 shares at $79.10 in March 2002. The Company recorded the difference between the stock price on December 20, 2001, $54.50 and the guaranteed price per share of $79.10 as stock compensation expense for a total of $192,000 in the fourth quarter of 2001. The Company recorded the difference between the stock price on March 25, 2002, $23.70 and the stock price on December 20, 2001, $54.50 as stock compensation expense for a total of $241,000 in 2002.

      Stock Option Plans

    Employee Stock Purchase Plan.

      In June 2000, the Company adopted the Western Multiplex Corporation Employee Stock Purchase Plan ("ESPP"), which is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986. An annual increase in shares reserved will occur on the first day of each of the Company's fiscal years beginning in 2001, 2002, 2003, 2004 and 2005 as defined in the ESPP. As of December 31, 2004, 200,000 shares of Class A common stock was reserved for issuance under the ESPP.

      In August 2000, subsequent to the completion of the Company's initial public offering, the Company began to administer the plan by enrolling participants in the plan and processing payroll deductions. The first day of the offering period was August 1, 2000. The following table summarizes the Company's issuances of shares to employees participating in the ESPP:

                                                   Price          Total
Date                                Shares        Per Share    Purchase Price
                                  ---------     ------------  ----------------
January 31, 2002..............       5,651         $25.20        $142,408
July 31, 2002.................      19,104         $21.80        $416,478
January 31, 2003..............      18,396          $7.14        $131,350
July 31, 2003.................       9,941          $7.23         $71,830
January 31, 2004..............      25,190          $7.77        $195,710
July 31, 2004.................      10,001          $7.29         $65,570

    1995 Long-Term Incentive Plan.

      In connection with the acquisition of Proxim, Inc. on March 26, 2002, the Company adopted the Proxim, Inc. 1995 Long-Term Incentive Plan ("1995 Plan"). As a result, all options granted under the 1995 Plan became options to purchase shares of the Company's common stock and all available options remained available for future grants by the Company. The 1995 Plan provides for the grant of awards in the form of stock options, restricted stock, performance shares, restricted stock units and stock unit awards to employees and officers at prices not less than 100% of the fair market value defined by the 1995 Plan of our Common Stock on the date of grant. The options terminate ten years after the date of grant. Unless otherwise provided for by the Board of Directors, the options are exercisable only upon vesting. Options generally vest ratable over a 48-month period.

    1999 Stock Incentive Plan.

      In November 1999, the Company adopted the Western Multiplex Corporation 1999 Stock Incentive Plan (the "1999 Plan") for key employees, officers, directors, and consultants. The Company has reserved for issuance 1.35 million shares of Class A common stock under the 1999 Plan. The types of awards that may be made under the 1999 Plan are incentive stock options, non-qualified options, stock appreciation rights, and other stock-based awards.

      The exercise price for stock options may not be less than 100% of the fair market value of the Company's Class A common stock on the date of the grant (110% for any option granted to any stockholder who owns more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation), as determined by the Compensation Committee. An option may not vest at less than 20% per year over five years, and will vest on the specific schedule established by the Compensation Committee.

    Platinum IP Stock Incentive Plan.

      In connection with the acquisition of WirelessHome on March 22, 2001, the Company assumed obligations under WirelessHome's Platinum IP Stock Incentive Plan ("WirelessHome Plan"). As a result, all options granted under the WirelessHome Plan became options to purchase shares of the Company's common stock. As of March 22, 2001, the Company assumed certain vested and unvested options that when exercised would result in approximately 1,440 and 11,300 shares of common stock outstanding. As a result of WirelessHome meeting the development milestones, in the fourth quarter of 2001 the Company issued 7,538 options, which were previously held in escrow to employees who were directly involved in the completion of the development milestones.

    Proxim, Inc. Stock Incentive Plans.

      In connection with the acquisition of Proxim, Inc. on March 26, 2002, the Company assumed obligations under Proxim, Inc. Stock Incentive Plan ("Proxim Plan"). As a result, all options granted under the Proxim Plan became options to purchase shares of the Company's common stock. As of March 26, 2002, the Company assumed certain vested and unvested options that when exercised would result in approximately 867,965 and 729,470 shares of common stock outstanding.

    2002 Nonstatutory Merger Stock Option Plan.

      In March 2002, the Company established the 2002 Nonstatutory Merger Stock Option Plan, or the 2002 Plan, and reserved 700,000 shares of Class A Common
Stock for issuance to employees and officers upon exercise of awards granted thereunder. The 2002 Plan provides for the grant of awards in the form of stock options to employees and officers at prices not less than 100% of the fair market value of our Common Stock on the date of grant. The options terminate ten years after the date of grant. Unless otherwise provided for by the Board of Directors, the options are exercisable only upon vesting. Options generally vest ratably over a 36-month or 48-month period.

    2002 Acquisition Stock Option Plan.

      In August 2002, the Company established the 2002 Acquisition Stock Option Plan, or the 2002 Acquisition Plan, and reserved 500,000 shares of Class A Common Stock for issuance to employees and officers upon exercise of awards granted thereunder. The 2002 Acquisition Plan provides for the grant of awards in the form of stock options to employees and officers at prices not less than 100% of the fair market value of our Common Stock on the date of grant. The options terminate ten years after the date of grant. Unless otherwise provided for by the Board of Directors, the options are exercisable only upon vesting. Options generally vest ratably over a 36-month or 48-month period.

    2000 Stock Option Plan for Non-Employee Directors.

      In June 2000, the Company adopted the 2000 Stock Option Plan for Non-Employee Directors. The Company has reserved for issuance a maximum of 150,000 shares of common stock pursuant to the grant of non-qualified stock options to newly elected members of the board of directors who are not employees of the Company.

      The exercise price of any option granted under this plan is the per share fair market value of the Company's common stock on the date the option is granted except with respect to the initial grants made as of June 8, 2000 for which the exercise price is $85.00. An individual who becomes a director will receive an initial grant of an option to purchase 5,000 shares of the Company's common stock, which option will be immediately vested upon grant as to one-third of the shares subject to the option. The option will then become vested as to one-third of the shares on each of the first and second anniversaries of the date of the initial grant, so long as the director continues to serve on the Company's board of directors on each vesting date. In addition, so long as a director continues to serve on the Company's board of directors, the director will receive an additional option to purchase 2,500 shares, the terms of which will be the same as those described above, on the date of each annual meeting of the Company's stockholders.

      The following table summarizes stock options activity under all the Plans:

                                                Options Outstanding
                                             ------------------------
                                                           Weighted
                                                            Average
                                Options      Number of      Exercise
                               Available       Shares        Price
                               ----------    ----------    ----------
Balance at December 31, 2001      372,029     1,025,866    $    59.10
Authorized .................    3,874,423            --            --
Granted ....................   (2,678,863)    2,678,863         44.60
Exercised ..................           --       (68,352)         5.70
Cancelled ..................      599,445      (599,596)        62.20
Expired ....................   (1,172,550)           --            --
                               ----------    ----------    ----------
Balance at December 31, 2002      994,484     3,036,781    $    46.30
Authorized .................      300,000            --            --
Granted ....................     (880,924)      880,924         12.00
Exercised ..................           --      (117,869)         5.10
Cancelled ..................      972,755      (976,022)        52.60
                               ----------    ----------    ----------
Balance at December 31, 2003    1,386,315     2,823,814    $    35.10
Granted ....................     (540,510)      540,510         20.26
Exercised ..................           --       (33,601)         7.87
Cancelled ..................      926,379      (926,379)         5.26
Expired ....................      (82,675)           --            --
                               ----------    ----------    ----------
Balance at December 31, 2004    1,689,509     2,404,344    $    29.69
                               ==========    ==========    ==========

      The total number of options exercisable under all the Plans as of December 31, 2004, 2003 and 2002 was approximately 1,494,000, 1,712,000 and 1,603,000 at weighted average exercise prices of $37.29, $47.30 and $59.30, respectively. The following table summarizes options outstanding and options exercisable at December 31, 2004 under all the Plans:

                                   Options Outstanding                        Options Exercisable
                       -------------------------------------------      --------------------------------
                                         Weighted         Weighted                           Weighted
                                         Average           Average           Number           Average
    Range of            Number of    Contractual Life     Exercise            of             Exercise
 Exercise Prices          Shares        (In Years)          Price            Shares            Price
 ---------------       ------------  ----------------    ---------      ---------------    -------------
 $ 4.09 - $12.80          534,846          8.3               $7.34          257,976             $6.97
 $13.20 - $21.70          479,991          8.8              $16.90          146,586            $16.42
 $23.10 - $26.20          680,718          8.0              $25.78          383,092            $25.61
 $27.45 - $47.63          479,878          6.1              $35.31          479,062            $35.32
$48.70 - $291.07          228,911          5.5             $108.55          227,661           $108.88
 $4.09 - $291.07        2,404,344          7.6              $29.69        1,494,377            $37.29

Note 21. Commitments and Contingencies

      The Company occupies its facilities under several non-cancelable operating lease agreements expiring at various dates through September 2009, and requiring payment of property taxes, insurance, maintenance and utilities. Future minimum lease payments under non-cancelable operating leases at December 31, 2004 were as follows (in thousands):

                 Year ending December 31:
                 2005 ..............................   $ 7,760
                 2006 ..............................     6,738
                 2007 ..............................     6,371
                 2008 ..............................     6,435
                 2009 ..............................     4,434
                                                       -------
                 Total minimum lease payments ......   $31,738
                                                       =======

      Total rental expenses related to these operating leases were $4.5 million, $5.2 million and $9.2 million for 2004, 2003 and 2002, respectively.

      During the years ended December 31, 2004, 2003 and 2002, the Company recorded restructuring charges totaling $19.8 million, representing committed future lease payments for closed facilities, net of estimated future sublease receipts and reversal of previously recorded provisions (see Note 11 to the consolidated financial statements).

      As of December 31, 2004 the Company had employee agreements with several of its executives and officers under which, in the event of a change of control followed by the executives' or officers' actual or constructive termination within twelve to thirteen months of the event, the executives and officers would receive an aggregate lump sum payment of $4.1 million in total.

Note 22. Credit Facilities

      In December 2002, the Company entered into a secured credit facility with Silicon Valley Bank (the "Lender"), and then subsequently amended the credit facility in March 2003. On June 13, 2003, in order to secure additional working capital, the Company entered into a letter agreement (the "Letter Agreement") and an accounts receivable financing agreement, which effectively amended and restated the existing credit facility in its entirety. The Company subsequently amended the accounts receivable financing agreement (amended, the "Amended A/R Financing Agreement") on July 25, 2003, October 31, 2003, July 31, 2004 and most recently on January 31, 2005.

      Under the Amended A/R Financing Agreement, the Company may borrow up to $20.0 million in total consisting of (i) up to $10.0 million by financing a portion of its eligible accounts receivable, primarily limited to customers in the United States and (ii) up to an additional $10 million, under which the Company is required to maintain a compensating cash balance equal to such borrowings. Under this arrangement, the Lender may agree to accept for collection through a lockbox arrangement accounts receivable from the Company, and in return the

Company will receive advances from the Lender at a rate equal to 80% of accounts receivable from account debtors who are not distributors, and 50% of accounts receivable from account debtors who are distributors, subject to borrowing restrictions on most international accounts and at the discretion of the Lender. After collection of a receivable, the Lender will refund to the Company the difference between the amount collected and the amount initially advanced to the Company, less a finance charge applied against the average monthly balance of all transferred but outstanding receivables at a rate per annum equal to the Lender's prime rate plus 1.50 percentage points, or 5.75%, whichever is greater. In addition to a facility fee of $100,000, the Company must pay each month to the Lender a handling fee equal to 0.25% of the average monthly balance of transferred but outstanding receivables. The Company must repay each advance upon the earliest to occur of (i) the collection of the corresponding financed receivable, (ii) the date on which the corresponding financed receivable becomes an ineligible receivable pursuant to the terms of the Amended A/R Financing Agreement, or (iii) July 30, 2005.

      Under the A/R Financing Agreement, the Company may receive temporary advances ("Temporary Overadvances") from the Lender in excess of the availability otherwise applicable under the A/R Financing Agreement, in an amount equal to $4.0 million for advances relating to letters of credit, and the Temporary Overadvances portion of the credit facility may be used to satisfy the financial covenant to maintain at least a $4.0 million bank balance as described below. The Company may receive Temporary Overadvances under this arrangement through March 31, 2005. This Temporary Overadvances arrangement may be renewed upon agreement by both the Company and the Lender. Borrowings outstanding under Temporary Overadvances are subject to a finance charge of 1.5% per week.

      Obligations under the amended A/R Financing Agreement are collateralized by a security interest on all of the assets of the Company, including intellectual property, and are senior in lien priority and right of payment to the Company's obligations to the funds affiliated with Warburg Pincus and BCP Capital pursuant to the Bridge Notes issued July 30, 2004. The amended A/R Financing Agreement requires the consent of the Lender in order to incur debt, grant liens and sell assets. The events of default under the secured credit facility include the failure to pay amounts when due, failure to observe or perform covenants, bankruptcy and insolvency events, defaults under certain of the Company's other obligations and the occurrence of a material adverse change in the Company's business.

      Under the Amended A/R Financing Agreement, the financial covenants require the Company to maintain cash and cash equivalents with the Lender and its affiliates in an amount not less than $4.0 million, which may be satisfied by either (i) maintaining cash balances on deposit with Silicon Valley Bank at or in excess of $4.0 million; (ii) borrowing against its eligible accounts receivable under the Amended A/R Financing Agreement; or (iii) utilizing the available borrowing capacity from the Temporary Overadvances portion of this credit facility. If the Company fails to meet this requirement, the Company may still remain in compliance with the financial covenants by maintaining a ratio of the total of cash, cash equivalents and accounts receivable approved by the Lender to the Company's current liabilities of at least 5.0 to 1. In addition, the Company is required to maintain restricted cash balances to the extent that the Company's outstanding letters of credit exceed $4.0 million. The Company currently maintains substantially all of its cash, cash equivalents and investments at Silicon Valley Bank and its affiliates. In the event of default under the Amended A/R Financing Agreement, the Lender has the right to offset such cash, cash equivalents and investments against the Company's obligations owing to the Lender. As of December 31, 2004, the Company complied with all of the financial covenants under this agreement.

      As of December 31, 2004, $3.0 million borrowings were outstanding under the Amended A/R Financing Agreement and were repaid in January 2005. In addition, the Company had outstanding letters of credit totaling $3.1 million and $3.9 million under this credit facility at December 31, 2004 and 2003, respectively.

      In the first quarter of 2003, the Company entered into an equipment and software lease agreement. Under the agreement, the Company may either lease or finance certain equipment, software and related services through a direct leasing or sales and leaseback arrangement with the lessor for up to $3.0 million. The lease term covers a period of 30 months, and the annual implicit interest rate on the lease is approximately 4%. During the second quarter of 2003, the Company installed and placed into service certain equipment, software and related services through both a direct leasing and sales leaseback arrangement and through a direct leasing arrangement during the third and fourth quarters of 2003. As the present value of total future minimum lease payments was greater than 90% of the fair value of the leased assets, the Company accounted for both the direct leasing and sales and leaseback transactions as capital lease transactions. Net book value of the leased assets capitalized in connection with this agreement as of December 31, 2004 was $2.2 million. Future minimum lease payments under non-cancelable capital leases at December 31, 2004 were as follows (in thousands):

            Year ending December 31:
            2005 .........................................   $  913
            2006 .........................................       46
            Total minimum lease payments .................      959
            Less: amounts representing interest ..........       17
            Present value of future minimum lease payments      942
            Less: current portion ........................      893
                                                             ------
            Capital lease obligations, long-term portion .   $   49
                                                             ======

      The Company had been seeking to renegotiate a material lease on a building in Sunnyvale, California that was in excess of the requirements of the business for the foreseeable future. This building was vacated in July 2002, and the net expected lease costs were included in the restructuring charge recorded in the second quarter of 2002, totaling approximately $29.0 million through the expiration of the lease in 2010, net of expected sublease proceeds. The rent rates of this lease were substantially greater than the current local market lease rates, and this unused space represented a negative cash flow of approximately $800,000 per quarter. The Company was not able to sublease the building since it was vacated in July 2002. Since November 2002, the Company ceased making direct lease payments, and the building owner utilized the Company's cash security deposit to cover the monthly payments and other lease charges. On July 21, 2003, the Company entered into a letter agreement (as subsequently amended and restated by that certain Purchase Agreement dated September 11, 2003) to buy the leased property and terminate the lease on or before September 12, 2003. On September 12, 2003, the Company paid approximately $10.0 million to consummate the transaction. Transaction costs included cash consideration of $6.0 million to the building owner, $3.2 million to pay off the mortgage obligation secured by the leased property, $577,000 for prepayment premium, and a total of approximately $200,000 for closing costs and operating costs incurred by the building owner between the date of the letter agreement and the closing. As a result of consummating the transaction, the Company reversed $26.8 million of previously recorded lease obligation restructuring reserves that are no longer required.

      Subsequent to the purchase, the Company placed the property on the market for sale. On October 22, 2003, the Company entered into an agreement to sell the property for $3.5 million. As of September 26, 2003, the property was recorded as an asset held for sale of $3.0 million, representing its estimated net realizable value. On December 30, 2003, the Company consummated the sale and received $3.0 million cash proceeds, net of broker commissions, property repairs and closing costs.

Note 23. Legal Proceedings

      Patent and other litigation has resulted in, and could in the future continue to result in, substantial costs and diversion of management resources of the Company.

      Active Technology Corporation. On February 10, 2004, the Company received a copy of a complaint filed on February 2, 2004 in Tokyo District Court by Active Technology Corporation, a Japanese-based distributor of the Company's products. The complaint alleges, among other things, that the Company sold to Active certain defective products, which Active in turn subsequently sold to the Company's customers. Active seeks damages of 559.2 million Japanese yen, which includes the purchase price of the allegedly defective products and replacement costs allegedly incurred by Active. Active seeks to offset the claim of 559.2 million Japanese yen against outstanding accounts payable by Active of 175.3 million Japanese yen to the Company, resulting in a net claim against Proxim Corporation of 383.9 million Japanese yen. Translated into U.S. dollars on March 2, 2005, Active's net claim is approximately $3.6 million. On October 5, 2004, a hearing was held in the matter and the Company filed a counterclaim for $2.3 million plus interest for outstanding amounts owed the Company. Additional hearings were held on January 11, 2005 and February 22, 2005. At the present time, it is not possible to comment upon the likelihood of a favorable or unfavorable outcome of the litigation. The Company will continue to defend ourselves vigorously against this lawsuit.

      Top Global Technology Limited. On or about March 10, 2003, the Company was served with a complaint filed on January 15, 2003, by Top Global Technology Limited ("Top Global"), a distributor for Agere Systems Singapore. The Company's demurrer to Top Global's complaint was sustained in May 2003. Top Global then filed and served an amended complaint on May 30, 2003. Top Global's lawsuit was filed against Agere Systems, Inc., Agere Systems Singapore, and Agere Systems Asia Pacific (collectively, "Agere") and the Company in the Superior Court for the State of California, County of Santa Clara. Top Global claims that it is entitled to return for a credit $1.2 million of products that it purchased from Agere Systems Singapore in June 2002 as a result of the Company's decision to discontinue a product line that the Company purchased from Agere in August 2002. The amended complaint asks the court to determine whether Agere or the Company are responsible for accepting the product return and issuing a $1.2 million credit and also alleges breach of contract. The Company answered the amended complaint and asserted several defenses to Top Global's claims. In January 2004, the parties mediated this dispute but were unable to reach a settlement. In March 2004, the Court dismissed the contract claims against Agere but at the same time granted Top Global's motion for leave to amend the Company's complaint to allege a fraud claim against Agere. Top Global subsequently amended its complaint to allege a claim of fraud against Agere. In September 2004, Top Global voluntarily dismissed Agere from the case, leaving the Company as the only defendant. Also in September 2004, the Company moved for summary judgment on all counts on the grounds that the Company us not an assigned of or party to the contract upon which Top Global based its claims. On January 18, 2005, the Court granted the Company's motion for summary judgment. The distributor's time to file a notice of appeal has not expired. In the event the distributor appeals, the Company will continue to defend ourselves vigorously against the lawsuit.

      Symbol Technologies, Inc. On December 4, 2001, Symbol filed suit in the U.S. District Court for the District of Delaware alleging that Proxim, Inc. infringed four Symbol patents related to systems for packet data transmission. Symbol sought an award for unspecified damages and a permanent injunction against Proxim, Inc. based on alleged patent infringement counterclaims.

      On September 15, 2003, the Company announced that a jury had rendered a verdict in the first phase of the patent infringement suit Symbol. On Symbol's claims of patent infringement, the jury found that certain of our products infringe two Symbol's patents and assessed a 6% royalty on the revenue of relevant products.

      On July 29, 2004, the Company announced that the court has denied its equitable defenses and determined that the jury's award of a 6% royalty on the Company's sales of these products from 1995 through September 2003, plus prejudgment interest, results in an award of damages to Symbol of $25.9 million. The court entered its judgment on this matter on August 4, 2004.

      On September 13, 2004 the Company  entered into the  Settlement  Agreement
and  a  Patent  Cross  License   Agreement  with  Symbol  and  assigned  certain
intellectual property to Symbol resolving all outstanding litigation.

      Under the terms of the Settlement Agreement, the Company agreed to pay Symbol $22.75 million dollars over Proxim's next ten quarters, commencing with the quarter ending October 1, 2004. The Settlement Agreement provides for lump sum payments of $2.5 million per quarter in each of the first eight quarters, a payment of $1.5 million in the ninth quarter, and a payment of $1.25 million in the tenth quarter. If at any point during the term of the Settlement Agreement, the Company fails to make any of these payments within 30 days after Symbol has notified the Company of its failure to pay, Symbol shall have the right to demand immediate payment in the amount of $25,917,669, minus payments made under the agreement and plus applicable interest.

      Under the terms of the Patent Cross License Agreement, Symbol and the Company have agreed to cross license certain patents, and the Company has agreed to pay to Symbol a two percent royalty on sales of certain of the Company's wireless LAN products. If the Company fails to make any of the lump sum payments due under the Settlement Agreement over the next ten quarters and fails to cure any such missed payment within 30 days thereafter, the Patent Cross License Agreement provides that the royalty rate payable to Symbol on sales of certain of the Company's wireless LAN products covered by the agreement shall increase to five percent until the required payments as set forth a in the Settlement Agreement have been made. Also pursuant to the terms of the Patent Cross License Agreement, the Company and Symbol have entered into a covenant not to sue one another for patent infringement with respect to one another's products through September 13, 2009.

      Since the date of the initial jury award of the patent infringement suit in September 2003, the Company had recorded an accrual for estimated past royalties of $22.9 million and interest of $3.0 million covering the period from 1995 through September 2003 plus total potential royalties and interest of $2.8 million covering the period from October 2003 to July 2, 2004. As a result of the Settlement Agreement, Proxim recorded a non-cash reversal of royalty charges of $4.8 million and interest expense of $3.2 million totaling $8.0 million during the quarter ended October 1, 2004. This reversal is the difference between the net present value of the $22.75 million settlement and the accrued liability related to the litigation of $28.7 million, which was recorded in the Company's balance sheet prior to the litigation settlement. The initial net present value of the settlement payment was $20.69 million. At December 31, 2004 the net present value was $18.4 million, which is included in the balance sheet captions "Accrued royalties and interest" and "Accrued royalties, long-term". The difference between the balance at December 31, 2004 and the sum of the periodic payments will be accreted, using the effective interest rate method over the payment period as periodic charges to interest expense. As of December 31, 2004 the Company had made one payment of $2.5 million to Symbol. The second payment of $2.5 million was due on December 31, 2004 and paid on January 4, 2005. Intersil Corporation On March 17, 2003, the Company announced a settlement with Intersil Corporation to resolve all pending patent-related litigation between the two companies. Under the terms of the agreement, Proxim, Inc. and Intersil have agreed to dismiss all claims against each other, including lawsuits before the International Trade Commission and Delaware and Massachusetts Federal Courts. As part of the confidential settlement agreement, the two companies entered into a patent cross license agreement for their respective patent portfolios and Intersil agreed to make a one-time payment of $6.0 million to the Company. The two companies have also entered into a product supply agreement defining the terms under which the Company will be able to purchase 802.11 products that utilize Intersil's chipsets. During the first quarter of 2003, the Company recorded $6 million as license revenue and $3 million of legal expense as final settlement of outstanding legal fees and expenses related to the terminated patent litigation.

      General. The Company is a party to disputes, including legal actions, with several of our suppliers and vendors. These disputes relate primarily to excess materials and order cancellation claims that resulted from the declines in demand for the Company's products during 2001 and 2002 and the commensurate reductions in manufacturing volumes. The Company intends to defend itself vigorously against these claims.

      The results of any litigation matters are inherently uncertain. In the event of any adverse decision in the described legal actions or disputes, or any other related litigation with third parties that could arise in the future, the Company could be required to pay damages and other expenses, and, in the case of litigation related to patents or other intellectual property rights, to cease the manufacture, use and sale of infringing products, to expend significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology. The Company cannot make any assurance that these matters will not materially and adversely affect the Company's business, financial condition, operating results or cash flows.

24. Employee Benefit Plan

      The Company adopted an Employees' Investment 401(k) Plan that covers all employees and provides that the Company match employees' salary deferrals up to 4% of eligible employee compensation. The amounts charged were $789,000, $952,000 and $936,000 in 2004, 2003 and 2002, respectively.

25. Related Party Transactions

      Jeffrey D. Saper is a member of the Company's Board of Directors and is presently a member and Vice Chairman of Wilson Sonsini Goodrich & Rosati, Professional Corporation, a law firm that provides the Company with corporate legal services. Legal services billed to the Company aggregated approximately $914,000, $1,307,000 and $186,000, for 2004, 2003 and 2002, respectively.
Amounts payable to the law firm were not significant at December 31, 2004, 2003 and 2002.

Quarterly Results of Operations

      The following table presents the Company's operating results for each of the four quarters in the years ended December 31, 2004 and 2003. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited financial statements appearing elsewhere in this Annual Report on Form 10-K. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to state fairly the unaudited quarterly results when read in conjunction with the audited financial statements and related notes. The Company has experienced and expect to continue to experience fluctuations in operating results from quarter to quarter. Historical operating results are not necessarily indicative of the results that may be expected for any future period.

      In accordance with the Securities and Exchange Commission's Staff Accounting Bulletin Topic 4C, "Equity Accounts and Change in Capital Structure," the Company restated all the share and per share data in these consolidated financial statements to reflect the capital structure subsequent to the one-for-ten reverse stock split, which became effective October 25, 2004.

                                     Q1 2004     Q2 2004     Q3 2004     Q4 2004     Q1 2003     Q2 2003     Q3 2003     Q4 2003
                                    --------    --------    --------    --------    --------    --------    --------    --------
                                                                            (Unaudited)
                                                               (In thousands, except per share data)
Revenue, net ....................   $ 26,697    $ 31,417    $ 31,526    $ 24,084    $ 40,029    $ 34,805    $ 35,058    $ 38,574
Cost of revenue .................     17,377      20,140      19,275      19,297      20,928      21,701      22,041      23,801
Royalty charges (benefit) .......        828         789      (4,796)         --          --          --      22,869       1,000
Restructuring provision for
   (benefit from) excess and
   obsolete inventory(a) ........         --          --          --        (820)         --      22,549          --          --
                                    --------    --------    --------    --------    --------    --------    --------    --------
   Gross profit (loss) ..........      8,492      10,488      17,047       5,607      19,101      (9,445)     (9,852)     13,773
                                    --------    --------    --------    --------    --------    --------    --------    --------
Operating expenses:
Research and development ........      4,554       4,858       4,748       4,935       7,883       6,234       4,915       5,209
Selling, general and
   administrative ...............     11,721      11,227      11,497      11,361      12,095      12,446      13,179      11,711
Legal expense for certain
   litigation ...................        745         200         105          71       3,000       1,000       1,700       1,100
Amortization of intangible
   assets .......................      5,364       5,364       3,948       3,240       5,500       5,365       5,364       5,364
Impairment of goodwill and
   intangible assets(b) .........         --          --          --      12,233          --          --          --          --
Bad debt ........................         --          --          --          --          --          --       2,305          --
Restructuring charges
   (benefit)(c) .................      2,167        (138)         --          66          --      12,492      (5,194)        (19)
                                    --------    --------    --------    --------    --------    --------    --------    --------
   Total operating expenses .....     24,551      21,511      20,298      31,906      28,478      37,537      22,269      23,365
                                    --------    --------    --------    --------    --------    --------    --------    --------
   Loss from operations .........    (16,059)    (11,023)     (3,251)    (26,299)     (9,377)    (46,982)    (32,121)     (9,592)
Interest income (expense), net(d)     (2,716)     (2,719)      2,191      (1,162)         99        (192)     (4,192)     (3,055)
Other income (expense), net(d) ..      2,208       5,855        (242)      5,289          --          --        (242)        414
Loss on early extinguishment
   of debt(e) ...................         --          --          --          --          --          --          --     (22,200)
                                    --------    --------    --------    --------    --------    --------    --------    --------
   Loss before income taxes .....    (16,567)     (7,887)     (1,302)    (22,172)     (9,278)    (47,174)    (36,555)    (34,433)
Income tax provision (benefit) ..       (745)        542         203         799          --          --          --          --
                                    --------    --------    --------    --------    --------    --------    --------    --------
   Net loss .....................    (15,822)     (8,429)     (1,505)    (22,971)     (9,278)    (47,174)    (36,555)    (34,433)
Accretion of Series A
   Preferred Stock redemption
   Obligations ..................     (1,658)     (1,687)     (1,725)       (390)     (1,525)     (1,560)     (1,596)     (1,622)
Accretion of Series B
   Preferred Stock redemption
   Obligations ..................         --          --      (1,164)       (382)         --          --          --          --
Induced conversion charge(f) ....         --          --          --     (44,000)         --          --          --          --
                                    --------    --------    --------    --------    --------    --------    --------    --------
Net loss attributable to
   common stockholders --
   basic and diluted ............   $(17,480)   $(10,116)   $ (4,394)   $(67,743)   $(10,803)   $(48,734)   $(38,151)   $(36,055)
                                    --------    --------    --------    --------    --------    --------    --------    --------
Net loss per share
   attributable to common
   stockholders -- basic and
   diluted ......................   $  (1.42)   $  (0.82)   $  (0.36)   $  (2.69)   $  (0.90)   $  (4.00)   $  (3.13)   $  (2.94)
                                    ========    ========    ========    ========    ========    ========    ========    ========
Shares used to compute net
   loss per share -- basic and
   diluted ......................     12,318      12,340      12,349      25,150      12,027      12,171      12,198      12,267

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(a)   Refer to Note 10 to the consolidated financial statements for details.

(b)   Refer to Note 5 to the consolidated financial statements for details.

(c)   Refer to Note 11 to the consolidated financial statements for details.

(d)   Refer to Note 15 to the consolidated financial statements for details.

(e)   Refer to Note 12 to the consolidated financial statements for details.

(f)   Refer to Note 14 to the consolidated financial statements for details.

      The Company's quarterly revenue and loss from operations results have varied and are likely to continue to fluctuate significantly from quarter to quarter. The Company's results may fluctuate for many reasons, including the following:

      o the effectiveness of the distribution channels and the success in maintaining the current distribution channels and developing new distribution channels;

      o the ability to effectively manage the development of new business segments and markets;

      o     seasonal factors that may affect capital spending by customers;

      o the sell-through rate of the ORiNOCO client card products through consumer retail channels;

      o market adoption of RF standards-based products (such as those compliant with the IEEE 802.11b, IEEE 802.11a, IEEE 802.11g, IEEE 802.1b or IEEE 802.20 specifications and IEEE 802.16);

      o the ability to develop, introduce, ship and support new products and product enhancements and to manage product transitions;

      o the sell-through rate of the WLAN and WWAN products through commercial distribution channels;

      o market demand for the license-exempt point-to-point Lynx and Tsunami systems particularly in backhaul applications;

      o     market demand for the Tsunami point-to-multipoint systems;

      o the ability to effectively manage product transitions to newer product platform designs;

      o the mix of products sold because the products generate different gross margins;

      o     a decrease in the average selling prices of the products;

      o     the ability to upgrade and develop the systems and infrastructure;

      o     difficulties in expanding and conducting  international  operations;
            and

      o general economic conditions and economic conditions specific to the wireless communications industry.

      The Company has experienced disruptions in our operations from some of the factors listed above and may experience them again. In addition, the Company is dependent on decisions by service providers, businesses and other enterprises to build wireless networks. These decisions are in turn dependent upon the success and expected demand for the services offered by those service providers, businesses and other enterprises.

      The Company's operating expenses are largely based on anticipated revenue trends, and a high percentage of the Company's expenses are and will continue to be fixed in the short term. As a result, any delay in generating or recognizing revenue could cause significant variations in the Company's operating results from quarter to quarter and could result in substantial operating losses.

      Due to the above factors, the Company believes that quarter-to-quarter comparisons of the Company's operating results are not a good indication of our future performance. It is likely that in some future quarters, the Company's operating results may be below the expectations of public market analysts and investors. In this event, the price of the Company's Common Stock may fall.